Exhibit 99.1

Item 1.    Business

General

We are a major producer of ready-mixed concrete, precast concrete products and concrete-related products in select markets in the United States. We operate our business through our ready-mixed concrete and concrete-related products segment and our precast products concrete segment. We are a leading producer of ready-mixed concrete or precast concrete products in substantially all the markets in which we have operations. Ready-mixed and precast concrete products are important building materials that are used in a vast majority of commercial, residential and public works construction projects.

All of our operations are in (and all of our sales are made within) the United States. We operate principally in Texas, California and New Jersey/New York, with those markets representing approximately 36%, 32% and 21%, respectively, of our consolidated revenues from continuing operations for the year ended December 31, 2011. According to publicly available industry information, those states represented an aggregate of 29% of the consumption of ready-mixed concrete in the United States in 2011 (Texas, 14%; California, 10%; and New Jersey/New York, 5%). Our consolidated revenues from continuing operations for the year ended December 31, 2011 were $452.5 million, of which we derived approximately 94.6% from our ready-mixed concrete and concrete-related products segment and 5.4% from our precast concrete products segment. For more information on our consolidated revenues and results of operations for the years ended December 31, 2011, 2010 and 2009 and our consolidated total assets as of December 31, 2011 and 2010, see our Consolidated Financial Statements included in this report.

As of March 12, 2012, we had 94 fixed and 11 portable ready-mixed concrete plants and seven aggregates facilities. During 2011, these plants and facilities produced approximately 4.0 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates. We lease two other aggregates facilities to third parties and retain a royalty on production from those facilities. As of March 12, 2012, we had seven precast concrete plants. Subsequent to the sale of our California precast operations in August 2012, we had two precast concrete plants.

Our ready-mixed concrete and concrete-related products segment engages principally in the formulation, preparation and delivery of ready-mixed concrete to the job sites of our customers. We also provide services intended to reduce our customers' overall construction costs by lowering the installed, or “in-place,” cost of concrete. These services include the formulation of mixtures for specific design uses, on-site and lab-based product quality control, and customized delivery programs to meet our customers' needs. Our marketing efforts primarily target concrete sub-contractors, general contractors, governmental agencies, property owners and developers and home builders whose focus extends beyond the price of ready-mixed concrete to product quality, on-time delivery and reduction of in-place costs. We generally do not provide paving or other finishing services, which construction contractors or subcontractors typically perform. To a lesser extent, this segment is also engaged in the mining and sale of aggregates and the resale of building materials, primarily to our ready-mixed concrete customers. These businesses are generally complementary to our ready-mixed concrete operations and provide us opportunities to cross-sell various products in markets where we sell both ready-mixed concrete and concrete-related products. We provide our ready-mixed concrete and concrete-related products from our operations in north and west Texas, northern California, New Jersey, New York, Washington, D.C. and Oklahoma.

Subsequent to the sale of five plants comprising our California precast operations in August 2012, our precast concrete products segment operations produces precast concrete products at two plants in two states. We have one plant in Arizona and one plant in Pennsylvania. Our customers choose precast technology for a variety of architectural applications, including free-standing walls used for landscaping, soundproofing and security walls, panels used to clad a building façade and storm water drainage. Our operations also specialize in a variety of finished products, among which are utility vaults, manholes, catch basins, highway barriers, curb inlets, pre-stressed bridge girders, concrete piles and custom-designed architectural products.

In August 2012, we executed and closed on a definitive asset purchase agreement to sell substantially all of the Company's California precast operations. In August 2010, we entered into a redemption agreement to redeem our 60% interest in our Michigan subsidiary, Superior Materials Holdings, LLC (“Superior”). This redemption was finalized and closed on September 30, 2010. The results of operations of Superior, net of the minority owner’s 40% interest, and of the California precast operations have been included in discontinued operations in our consolidated statements of operations for all periods presented.

For financial information regarding our reporting segments, including revenue and operating income (loss) for the year ended December 31, 2011, the four month period ended December 31, 2010, the eight month period ended August 31, 2010, and the year ended December 31, 2009, see Note 16 to our Consolidated Financial Statements included in this report.

U.S. Concrete, Inc. is a Delaware corporation which was incorporated in 1997. We began operations in 1999, which is the year we completed our initial public offering. In this report, we refer to U.S. Concrete, Inc. and its subsidiaries as “we,” “us” or “U.S. Concrete” unless we specifically state otherwise or the context indicates otherwise.

Industry Overview

General

Ready-mixed concrete is a highly versatile construction material that results from combining coarse and fine aggregates, such as gravel, crushed stone and sand, with water, various chemical admixtures and cement. We manufacture ready-mixed concrete in thousands of variations, which in each instance may reflect a specific design use. We generally maintain only a few days' inventory of raw materials and coordinate our daily materials purchases with the time-sensitive delivery requirements of our customers.

The quality of ready-mixed concrete is time-sensitive as it becomes difficult to place within 90 minutes after mixing. Consequently, the market for a permanently installed ready-mixed concrete plant is usually limited to an area within a 25-mile radius of such plant's location. We produce ready-mixed concrete in batches at our plants and use mixer and other trucks to complete the production process, distribute and deliver the concrete to the job sites of our customers.

Ready-mixed concrete is poured-in-place in forms at a construction site and cured on site. In contrast, our precast concrete products are made with ready-mixed concrete (its primary raw material), but are generally cast in reusable molds or “forms” and cured in a controlled environment at our plant, then either placed in inventory or transported to the construction site. The advantages of using precast concrete products include the higher quality of the material, when formed in controlled conditions, and the reduced cost of reusable forms as compared to the cost of constructing large forms used with ready-mixed concrete placed at the construction site.

Concrete has many attributes that make it a highly versatile construction material. In recent years, industry participants have developed various uses for concrete products, including:

•	high-strength engineered concrete to compete with steel-frame construction;

•	concrete housing;

•	precast modular paving stones;

•	flowable fill for backfill applications;

•	continuous-slab rail-support systems for rapid transit and heavy-traffic rail lines; and

•	concrete bridges, tunnels and other structures for rapid transit systems.

Other examples of successful innovations that have opened new markets for concrete include:

•	sustainable construction;

•	asphalt pavement with concrete, or “white topping”;

•	highway median barriers;

•	highway sound barriers;

•	paved shoulders to replace less permanent and increasingly costly asphalt shoulders;

•	pervious concrete parking lots for water drainage management, as well as providing a long-lasting and aesthetically pleasing urban environment; and

•	colored pavements to mark entrance and exit ramps and lanes of expressways.

We generally obtain contracts through local sales and marketing efforts directed at concrete sub-contractors, general contractors, property owners and developers, governmental agencies and home builders. In many cases, local relationships are very important.

Based on information from the National Ready-Mixed Concrete Association (“NRMCA”) and the National Precast Concrete Association (“NPCA”), we estimate that, in addition to vertically integrated manufacturers of cement and aggregates, over approximately

1,700 independent ready-mixed concrete producers currently operate approximately 4,500 plants in the United States and over approximately 2,800 precast concrete products manufacturers operate in the United States and Canada. Larger markets generally have several producers competing for business on the basis of product quality, service, on-time delivery and price.

Annual usage of ready-mixed concrete in the United States dropped significantly in 2011, 2010 and 2009 from its “near record” 2006 level. According to information available from the NRMCA, total volumes (measured in cubic yards) from the production and delivery of ready-mixed concrete in the United States over the past three years were as follows (in millions):

2011	265
2010	258
2009	259

Ready-mixed concrete and precast concrete products have historically benefited from relatively stable demand and pricing. However, pricing of our products is primarily driven by the cost of raw materials (cement, aggregates, etc.), cost of labor and competition in our local markets. From 2006 through most of 2007, raw materials cost and ready-mixed concrete products average selling prices increased. For 2008 through 2011, pricing of our raw materials, particularly cement, and our ready-mixed pricing has been put under competitive pressure due to product demand declines resulting from the slowdown in construction activity in all of our markets, especially in the residential construction sector.

According to recently published McGraw-Hill Construction data, the four major segments of the construction industry accounted for the following approximate percentages of the total volume of ready-mixed concrete produced in the United States in 2011, 2010 and 2009:

	2011	2010	2009
Commercial and industrial construction	14%	14%	21%
Residential construction	13%	13%	13%
Street and highway construction and paving	28%	28%	24%
Other public works and infrastructure construction	45%	45%	42%

Barriers to the start-up of new ready-mixed concrete and precast concrete products manufacturing operations have been increasing. During the past decade, public concerns about dust, process water runoff, noise and heavy mixer and other truck traffic associated with the operation of these types of plants and their general appearance have made obtaining the permits and licenses required for new plants more difficult. Delays in the regulatory process, coupled with the capital investment that start-up operations entail, have raised the barriers to entry for those operations.

For a discussion of the general seasonality of the construction industry, see Item 1A - “Risk Factors - Our operating results may vary significantly from one reporting period to another and may be adversely affected by the seasonal and cyclical nature of the markets we serve” and Item 7 - “Management's Discussion and Analysis of Financial Condition and Results of Operations” of this report.

Products and Services

We operate our business through our ready-mixed concrete and concrete-related products segment and our precast products concrete segment.

Ready-Mixed Concrete and Concrete-Related Products Segment

Ready-Mixed Concrete. Our ready-mixed concrete products consist of proportioned mixes we prepare and deliver in an unhardened plastic state for placement and shaping into designed forms at the job site. Selecting the optimum mix for a job entails determining not only the ingredients that will produce the desired permeability, strength, appearance and other properties of the concrete after it has hardened and cured, but also the ingredients necessary to achieve a workable consistency considering the weather and other conditions at the job site. We believe we can achieve product differentiation for the mixes we offer because of the variety of mixes we can produce, our volume production capacity and our scheduling, delivery and placement reliability. Additionally, we believe our environmentally friendly concrete (EF Technology®) initiative, which utilizes alternative materials and mix designs that result in lower CO2 emissions, helps differentiate us from our competitors. We also believe we distinguish ourselves with our value-added service approach that emphasizes reducing our customers' overall construction costs by reducing the in-place cost of concrete and the time required for construction.

From a contractor's perspective, the in-place cost of concrete includes both the amount paid to the ready-mixed concrete manufacturer and the internal costs associated with the labor and equipment the contractor provides. A contractor's unit cost of concrete is often only a small component of the total in-place cost that takes into account all the labor and equipment costs required to build the forms for the ready-mixed concrete and place and finish the ready-mixed concrete, including the cost of additional labor and time lost as a result of substandard products or delivery delays not covered by warranty or insurance. By carefully designing proper mixes and using advances in mixing technology, we can assist our customers in reducing the amount of reinforcing steel, time and labor they will require in various applications.

We provide a variety of services in connection with our sale of ready-mixed concrete that can help reduce our customers' in-place cost of concrete. These services include:

•	production of formulations and alternative product recommendations that reduce labor and materials costs;

•	quality control, through automated production and laboratory testing, that ensures consistent results and minimizes the need to correct completed work; and

•	automated scheduling and tracking systems that ensure timely delivery and reduce the downtime incurred by the customer's placing and finishing crews.

We produce ready-mixed concrete by combining the desired type of cement, other cementitious materials (described below), sand, gravel and crushed stone with water and, typically, one or more admixtures. These admixtures, such as chemicals, minerals and fibers, determine the usefulness of the product for particular applications.

We use a variety of chemical admixtures to achieve one or more of five basic purposes:

•	relieve internal pressure and increase resistance to cracking in subfreezing weather;

•	retard the hardening process to make concrete more workable in hot weather;

•	strengthen concrete by reducing its water content;

•	accelerate the hardening process and reduce the time required for curing; and

•	facilitate the placement of concrete having low water content.

We frequently use various mineral admixtures as supplements to cement, which we refer to as cementitious materials, to alter the permeability, strength and other properties of concrete. These materials include fly ash, ground granulated blast-furnace slag, silica fume and other natural pozzolans. These materials also reduce the amount of cement content used which results in a reduction in CO2 emissions.

We also use fibers, such as steel, glass, synthetic and carbon filaments, as additives in various formulations of concrete. Fibers help control shrinkage cracking, thus reducing permeability and improving abrasion resistance. In many applications, fibers can replace welded steel wire and reinforcing bars. Relative to the other components of ready-mixed concrete, these additives generate comparatively high-margins.

Aggregates. We produce crushed stone aggregates, sand and gravel from seven aggregates facilities located in New Jersey and Texas. We sell these aggregates for use in commercial, industrial and public works projects in the markets they serve, as well as consume them internally in the production of ready-mixed concrete in those markets. We produced approximately 3.0 million tons of aggregates in 2011 from these facilities with Texas producing 40% and New Jersey 60% of that total production. We believe our aggregates reserves provide us with additional raw materials sourcing flexibility and supply availability, although they will provide us with a minimal supply of our annual consumption of aggregates. In addition, we have agreements to lease our sand pit operations in Michigan and one quarry in West Texas where we receive a royalty based on the volume of product produced and sold during the terms of the leases.

Building Materials. Our building materials operations supply concrete masonry, various resale materials, products and tools contractors use in the concrete construction industry. These materials include rebar, concrete block, wire mesh, color additives, curing compounds, grouts, wooden forms and numerous other items. Our building materials operations are located near several of our ready-mixed concrete operations in northern California.

Precast Concrete Products Segment

Subsequent to the sale of five plants comprising our California precast operations in August 2012, we produce precast concrete products at two plants in two states with one in Arizona and one in Pennsylvania. Our precast concrete products consist of ready-mixed concrete we either produce on-site or purchase from third parties, which is then poured into reusable molds at our plant sites. After the concrete sets, we strip the molds from the finished products and either place the finished products in inventory or ship them to our customers. Our precast technology produces a wide variety of finished products, including a variety of architectural applications, such as free-standing walls used for landscaping, soundproofing and security walls, signage, utility vaults, manholes, panels to clad a building façade, highway barriers, pre-stressed bridge girders, concrete piles, catch basins and curb inlets.

Because precast concrete products are not perishable, we can place these products into inventory and stage them at plants or other distribution sites to serve a larger geographic market area. The cost of transportation and storage usually limits the market area for these types of products to within approximately 150 miles of our plant sites and, therefore, sales are generally driven by the level of construction activity within the market area served by our plants. Our precast concrete products are marketed by our local sales organizations and are sold to numerous customers.

Operations

Ready-Mixed Concrete

Our ready-mixed concrete plants consist of fixed and portable facilities that produce ready-mixed concrete in wet or dry batches. Our fixed-plant facilities produce ready-mixed concrete that we transport to job sites by mixer trucks. Our portable plant operations deploy our 11 portable plant facilities to produce ready-mixed concrete at the job site that we direct into place using a series of conveyor belts or a mixer truck. We use our portable plants to service high-volume projects or projects in remote locations. Several factors govern the choice of plant type, including:

•	production consistency requirements;

•	daily production capacity requirements;

•	job site proximity to fixed plants; and

•	capital and financing.

Generally, we will construct wet batch plants to serve markets that we expect will have consistently high demand, as opposed to dry batch plants that will serve those markets that we expect will have a less consistent demand. A wet batch plant generally has a higher initial cost and daily operating expenses, but yields greater consistency with less time required for quality control in the concrete produced and generally has greater daily production capacity than a dry batch plant. We believe that construction of a wet batch plant having an hourly capacity of 250 cubic yards currently would cost approximately $1.5 million, while a dry batch plant having an hourly capacity of 150 cubic yards currently would cost approximately $0.7 million. As of March 12, 2012, our batch plants included 16 wet batch plants and 89 dry batch plants.

Our batch operator at a dry batch plant simultaneously loads the dry components of stone, sand and cement with water and admixtures in a mixer truck that begins the mixing process during loading and completes that process while driving to the job site. In a wet batch plant, the batch operator blends the dry components and water in a plant mixer from which an operator loads the already mixed concrete into a mixer truck, which leaves for the job site promptly after loading.

Any future decisions we make regarding the construction of additional plants will be impacted by market factors, including:

•	the expected production demand for the plant;

•	capital and financing;

•	the expected types of projects the plant will service; and

•	the desired location of the plant.

Mixer trucks slowly rotate their loads en route to job sites in order to maintain product consistency. Our mixer trucks typically have load capacities of 10 cubic yards, or approximately 20 tons, and an estimated useful life of 12 years. A new truck of this size currently costs between $150,000 and $200,000, depending on the geographic location and design specifications. Depending on the type of batch plant from which the mixer trucks generally are loaded, some components of the mixer trucks usually require refurbishment after three to five years. As of December 31, 2011, we operated a fleet of over 800 owned and leased mixer trucks, which had an average age of approximately ten years.

In our ready-mixed concrete operations, we emphasize quality control, pre-job planning, customer service and coordination of supplies and delivery. We often obtain purchase orders for ready-mixed concrete months in advance of actual delivery. A typical order contains specifications the contractor requires the concrete to meet. After receiving the specifications for a particular job, we use computer modeling, industry information and information from previous similar jobs to formulate a variety of mixtures of cement, aggregates, water and admixtures which meet or exceed the contractor's specifications. We perform testing to determine which mix design is most appropriate to meet the required specifications. The test results enable us to select the mixture that has the lowest cost and meets or exceeds the job specifications. The testing center creates and maintains a project file that details the mixture we will use when we produce the concrete for the job. For quality control purposes, the testing center also is responsible for maintaining batch samples of concrete we have delivered to a job site.

We use computer modeling to prepare bids for particular jobs based on the size of the job, location, desired margin, cost of raw materials and the design mixture identified in our testing process. If the job is large enough and has a projected duration beyond the supply arrangement in place at that time, we obtain quotes from our suppliers as to the cost of raw materials we use in preparing the bid. Once we obtain a quotation from our suppliers, the price of the raw materials for the specified job is informally established. Several months may elapse from the time a contractor has accepted our bid until actual delivery of the ready-mixed concrete begins. During this time, we maintain regular communication with the contractor concerning the status of the job and any changes in the job's specifications in order to coordinate the multisourced purchases of cement and other materials we will need to fill the job order and meet the contractor's delivery requirements. We confirm that our customers are ready to take delivery of manufactured products throughout the placement process. On any given day, one of our plants may have production orders for dozens of customers at various locations throughout its area of operation. To fill an order:

•	the customer service office coordinates the timing and delivery of the concrete to the job site;

•	a load operator supervises and coordinates the receipt of the necessary raw materials and operates the hopper that dispenses those materials into the appropriate storage bins;

•
a batch operator, using a computerized batch panel, prepares the specified mixture from the order and oversees the loading of the mixer truck with either dry ingredients and water in a dry batch plant or the premixed concrete in a wet batch plant; and

•	the driver of the mixer truck delivers the load to the job site, discharges the load and, after washing the truck, departs at the direction of the dispatch office.

Our central dispatch system, where available, tracks the status of each mixer truck as to whether a particular truck is:

•	loading concrete;

•	en route to a particular job site;

•	on the job site;

•	discharging concrete;

•	being rinsed down; or

•	en route to a particular plant.

The system is updated continuously on the trucks' status via signals received from sensors. In this manner, the dispatcher can determine the optimal routing and timing of subsequent deliveries by each mixer truck and monitor the performance of each driver.

Our plant managers oversee the operations of each of our plants. Our operational employees also include:

•	maintenance personnel who perform routine maintenance work throughout our plants;

•	mechanics who perform the maintenance and repair work on our rolling stock;

•	testing center staff who prepare mixtures for particular job specifications and maintain quality control;

•	various clerical personnel who perform administrative tasks; and

•	sales personnel who are responsible for identifying potential customers and maintaining existing customer relationships.

We generally operate each of our plants on an extended single shift, with some overtime operation during the year. On occasion, however, we may have projects that require deliveries around the clock.

Precast Concrete Products

Subsequent to the sale of five plants comprising our California precast operations in August 2012, our precast concrete products operations consist of two fixed plant sites where precast products are produced, staged and shipped to our customers and distribution yards. We stage precast products at distribution facilities to serve markets beyond the normal reach of our existing manufacturing sites. Each of our precast manufacturing sites has as its primary components:

•	either a concrete batch plant or local ready-mixed concrete provider for the concrete utilized in production;

•	precast molds or “forms” for the array of products and product sizes we offer or a custom design center to create precast forms; and

•	a crane-way or other method to facilitate moving forms, finished product or pouring ready-mixed concrete.
Some of the products we produce are designed by the customer for use in their own systems, while other products are designed by our in-house engineers to meet the needs of our customers through a more standardized product. Each of our precast manufacturing sites produces a range of precast products.

Generally, precast structures are manufactured by placing pre-engineered ready-mixed concrete into molds, which are then vibrated to facilitate consolidation of the concrete within the mold and remove any voids created by air that may be trapped during the pouring process. These molds generally utilize some form of reinforcing which can include products ranging from (1) welded steel wire or re-bar placed inside the mold in a pre-engineered design to support the integrity of the finished precast product, to (2) steel fibers or other similar additives which are blended into the ready-mixed concrete during mixing to serve a similar purpose, or a combination of both. Once the pouring is complete, any exposed surfaces are finished and the product is allowed to cure in a controlled environment for a minimum of two to four hours and as long as 24 hours, depending on the product and design specification. After the product has cured, the mold is stripped and prepared for re-use in the manufacturing process.

Precast concrete structures are not perishable products. This contributes to our ability to maintain some level of standardized products in inventory at all times, as well as service a larger market area from a plant location than a ready-mixed concrete plant site. Our precast concrete products can be shipped across the country, but due to the weight of the products, shipping is generally limited to within a 150-mile radius of a plant site. Depending on our overall costs, shipments occur either through our existing fleet of crane-equipped trucks or through contract haulers. In some markets, we also install our precast products and provide our customers with the added benefit of eliminating coordination with a third party.

Bidding and order fulfillment processes for our precast business are similar to our ready-mixed concrete operations, as previously described above. Cement and aggregates are the two primary raw materials used in precast concrete manufacturing, similar to our ready-mixed concrete operations, while labor costs are second only to our materials cost.

Promoting Operational Excellence

We strive to be an operationally excellent organization by:

•	investing in safety training solutions and technologies which enhance the safety of our work environments;

•	implementing and enhancing standard operating procedures;

•	standardizing plants and equipment;

•	investing in software and communications technology;

•	implementing company-wide quality-control initiatives;

•	providing technical expertise to optimize ready-mixed concrete mix designs; and

•	developing strategic alliances with key suppliers of goods and services for new product development.

Cement and Other Raw Materials

We obtain most of the materials necessary to manufacture ready-mixed concrete and precast concrete products on a daily basis. These materials include cement, other cementitious materials (fly ash, blast furnace slag) and aggregates (stone, gravel and sand), in addition to certain chemical admixtures. With the exception of chemical admixtures, each plant typically maintains an inventory level of these materials sufficient to satisfy its operating needs for a few days. Our inventory levels do not decline significantly or comparatively with declines in revenue during seasonally low periods. We generally maintain inventory at specified levels to maximize purchasing efficiencies and to be able to respond quickly to customer demand.

Typically, cement, other cementitious materials and aggregates represent the highest-cost materials used in manufacturing a cubic yard of ready-mixed concrete. We purchase cement from a few suppliers in each of our major markets. Chemical admixtures are generally purchased from suppliers under national purchasing agreements.

Overall, prices for cement and aggregates increased in the last half of 2011, compared to 2010, in most of our major markets. Generally, we negotiate with suppliers on a company-wide basis and at the local market level to obtain the most competitive pricing available for cement and aggregates. We do not expect to experience cement shortages. Today, in most of our markets, we believe there is an adequate supply of aggregates. We experienced increased fuel costs during 2011 due to higher oil prices. While we can partially mitigate these higher fuel costs with higher prices for our products, fuel costs have risen more sharply than our prices.

We recognize the value in advocating green building and construction as part of our strategy. We initiated EF Technology®, our commitment to environmentally friendly concrete technologies that significantly reduce potential carbon dioxide (CO2) emissions. Our EF Technology® ready-mixed concrete products replace a portion of traditional raw materials with reclaimed fly ash, slag and other materials. This results in an environmentally superior and sustainable alternative to traditional ready-mixed concrete. We believe EF Technology® reduces greenhouse gases and landfill space consumption and produces a highly durable product. Customers can also receive Leadership in Energy and Environmental Design (“LEED”) credits for the use of this technology. We are also a supporter of the NRMCA Green-Star program, a plant-specific certification that utilizes an environmental management system based on a model of continual improvement.

Marketing and Sales

General contractors typically select their suppliers of ready-mixed concrete and precast concrete. In large, complex projects, an engineering firm or division within a state transportation or public works department may influence the purchasing decision, particularly if the concrete has complicated design specifications. In connection with large, complex projects and in government-funded projects generally, the general contractor or project engineer usually awards supply orders on the basis of either direct negotiation or a competitive bidding process. We believe the purchasing decision for many jobs ultimately is relationship-based. Our marketing efforts target general contractors, developers, design engineers, architects and homebuilders whose focus extends beyond the price of our product to quality, consistency and reducing the in-place cost.

Our marketing and sales strategy emphasizes the sale of value-added products and solutions to customers more focused on reducing their in-place building material costs than on the price per cubic yard of ready-mixed concrete or unit price of the concrete-related product they purchase. Key elements of our customer-focused approach include:

•	corporate-level marketing and sales expertise;

•	technical service expertise to develop innovative new branded products; and

•	training programs that emphasize successful marketing and sales techniques that focus on the sale of high-margin concrete mix designs and specialty-engineered precast concrete products.

We have also formed a strategic alliance to provide alternative solutions for designers and contractors by using value-added concrete products. Through this alliance, we offer color-conditioned, fiber-reinforced, steel-reinforced and high-performance concrete and utilize software technology that can be used to design buildings constructed of reinforced concrete.

Customers

Of our 2011 revenue from continuing operations, commercial and industrial construction contractors represented approximately 67%, residential construction contractors represented approximately 16% and street and highway construction contractors and other public works represented approximately 17%. In 2011, no single customer or project accounted for more than 5% of our total revenue.

We rely heavily on repeat customers. Our management and sales personnel are responsible for developing and maintaining successful long-term relationships with key customers.

Competition

The ready-mixed concrete, precast concrete and concrete-related products industries are highly competitive. Our competitive position in a market depends largely on the location and operating costs of our plants and prevailing prices in that market. Price is the primary competitive factor among suppliers for small or less complex jobs, principally in residential construction. However, timeliness of delivery and consistency of quality and service, along with price, are the principal competitive factors among suppliers for large or complex jobs. Our competitors range from small, owner-operated private companies to subsidiaries or operating units of large, vertically integrated manufacturers of cement and aggregates. Our vertically integrated competitors generally have greater manufacturing, financial and marketing resources than we have, providing them with a competitive advantage. Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us for jobs that are particularly price-sensitive. Competitors having greater financial resources or less financial leverage than we do may be able to invest more in new mixer trucks, ready-mixed concrete plants and other production equipment or pay for acquisitions which could provide them a competitive advantage over us. See Item 1A - “Risk Factors - We may lose business to competitors who underbid us, and we may be otherwise unable to compete favorably in our highly competitive industry.”

Employees

As of December 31, 2011, we had approximately 454 salaried employees, including executive officers and management, sales, technical, administrative and clerical personnel, and approximately 1,441 hourly personnel. The number of employees fluctuates depending on the number and size of projects ongoing at any particular time, which may be impacted by variations in weather conditions throughout the year.

As of December 31, 2011, approximately 554 of our employees were represented by labor unions having collective bargaining agreements with us. Generally, these agreements have multi-year terms and expire on a staggered basis between 2012 and 2016. Under these agreements, we pay specified wages to covered employees and in most cases make payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees.

We have not experienced any strikes or significant work stoppages in the past five years. We believe our relationships with our employees and union representatives are very good.

Training and Safety

Our future success will depend, in part, on the extent to which we can attract, retain and motivate qualified employees. We believe that our ability to do so will depend, in part, on providing a work environment that allows employees the opportunity to develop and maximize their capabilities. We require all field employees to attend periodic safety training meetings and all drivers to participate in training seminars. We employ a national safety director whose responsibilities include managing and executing a unified, company-wide safety program. Employee development and safety are criteria used in evaluating performance in our annual incentive plan for salaried employees.

Governmental Regulation and Environmental Matters

A wide range of federal, state and local laws, ordinances and regulations apply to our operations, including the following matters:

•	land usage;

•	street and highway usage;

•	noise levels; and

•	health, safety and environmental matters.

In many instances, we are required to have various certificates, permits or licenses to conduct our business. Our failure to maintain these required authorizations or to comply with applicable laws or other governmental requirements could result in substantial fines or possible revocation of our authority to conduct some of our operations. Delays in obtaining approvals for the transfer or grant of authorizations, or failures to obtain new authorizations, could impede acquisition efforts.

Environmental laws that impact our operations include those relating to air quality, solid waste management and water quality. These laws are complex and subject to frequent change. They impose strict liability in some cases without regard to negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, businesses may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws also may expose us to liability for the conduct of or conditions caused by others, or for acts that complied with all applicable laws when performed.

We have conducted Phase I environmental site assessments, which are non-intrusive investigations conducted to evaluate the potential for significant on-site environmental impacts, on substantially all the real properties we own or lease and have engaged independent environmental consulting firms to complete those assessments. We have not identified any environmental concerns associated with those properties that we believe are likely to have a material adverse effect on our business, financial position, results of operations or cash flows, but we can provide no assurance material liabilities will not occur. In addition, we can provide no assurance that our compliance with amended, new or more stringent laws, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional, material expenditures.

We believe we have all material permits and licenses we need to conduct our operations and are in substantial compliance with applicable regulatory requirements relating to our operations. Our capital expenditures relating to environmental matters were not material in 2011. We currently do not anticipate any material adverse effect on our business, financial condition, results of operations or cash flows as a result of our future compliance with existing environmental laws controlling the discharge of materials into the environment.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The legislation, among other matters, requires mining companies to provide specific detailed information on health and safety violations on a mine-by-mine basis. We have made the required health and safety violation disclosures in Exhibit 99.1.

Product Warranties

Our operations involve providing ready-mixed concrete, precast concrete products and other concrete formulations or products that must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics. If we fail or are unable to provide products meeting these requirements and specifications, material claims may arise against us and our reputation could be damaged. In the past, we have had significant claims of this kind asserted against us that we have resolved. There currently are, and we expect that in the future there will be, additional claims of this kind asserted against us. If a significant product-related claim is resolved against us in the future, that resolution may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Insurance

Our employees perform a significant portion of their work moving and storing large quantities of heavy raw materials, driving large mixer and other trucks in heavy traffic conditions and delivering concrete at construction sites or in other areas that may be hazardous. These operating hazards can cause personal injury and loss of life, damage to or destruction of properties and equipment and environmental damage. We maintain insurance coverage in amounts and against the risks we believe are in accord with industry practice, but this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may be unable to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable. For additional discussion of our insurance programs, see Note 18 to our consolidated financial statements included in this report.

Available Information

Our web site address is www.us-concrete.com. We make available on this web site under the “investors” section, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we electronically file those materials with, or furnish them to, the SEC. Alternatively, the public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC's web site address is www.sec.gov.

Item 2.	Properties

Facilities

The table below lists our concrete plants as of March 12, 2012 and excludes five precast concrete plants in California that were sold in August 2012. The results of operations from these five precast concrete plants are included in discontinued operations. We believe these plants are sufficient for our current needs. The ready-mixed concrete volumes shown are the volumes each location produced in 2011.

	Ready-Mixed Concrete Plants					Precast Plants	Ready-Mixed Concrete Volume (in thousands of cubic yards)
	Owned		Leased
Locations	Fixed	Portable	Fixed	Portable	Total
Ready-Mixed Concrete and Concrete-Related Products Segment:
Northern California	14	2	2	—	18	—	1,164
Atlantic Region	18	5	1	1	25	—	935
Texas / Oklahoma	58	3	1	—	62	—	1,948
Precast Concrete Products Segment:
Arizona	—	—	—	—	—	1	—
Pennsylvania	—	—	—	—	—	1	—
Total Company	90	10	4	1	105	2	4,047

We produce crushed stone aggregates, sand and gravel, from seven aggregates facilities located in Texas and New Jersey. We also own two aggregate quarries that are leased to third parties and we receive a royalty based on the volume of product produced and sold from the quarries during the terms of the leases. We sell aggregates produced from the five facilities in Texas and New Jersey for use in commercial, industrial and public works projects in the markets they serve, as well as consume them internally in the production of ready-mixed concrete in those markets. We produced approximately 3.0 million tons of aggregates in 2011, with Texas producing 40% and New Jersey 60% of that total production. We believe our aggregates reserves provide us with additional raw materials sourcing flexibility and supply availability, although they will provide us with minimal supply of our annual consumption of aggregates.

Equipment

As of December 31, 2011, we had a fleet of over 800 owned and leased mixer trucks and over 950 other vehicles. Our own mechanics service most of the fleet. We believe these vehicles generally are well maintained and are adequate for our operations. The average age of our mixer trucks is approximately ten years.

For additional information related to our properties, see Item 1 of this report.

Item 7.     Management's Discussion and Analysis of Financial Condition and Results of Operations

Statements we make in the following discussion that express a belief, expectation or intention, as well as those that are not historical fact are forward-looking statements that are subject to various risks, uncertainties and assumptions. Our actual results, performance or achievements, or market conditions or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including the risks and uncertainties to which we refer under the headings “Cautionary Statement Concerning Forward-Looking Statements” preceding Item 1 of this report and “Risk Factors” in Item 1A of this report.

Our Business

We operate our business in two business segments: (1) ready-mixed concrete and concrete-related products and (2) precast concrete products.

Ready-Mixed Concrete and Concrete-Related Products. Our ready-mixed concrete and concrete-related products segment is engaged primarily in the production, sale and delivery of ready-mixed concrete to our customers' job sites. To a lesser extent, this segment is engaged in the mining and sale of aggregates; and the resale of building materials, primarily to our ready-mixed concrete customers. We provide these products and services from our operations in north and west Texas, northern California, New Jersey, New York, Washington, D.C. and Oklahoma.

Precast Concrete Products. Our precast concrete products segment engages principally in the production, distribution and sale of precast concrete products. Subsequent to the sale of five plants comprising our California precast operations in August 2012, our precast concrete products segment operates from our two precast plants located in Arizona and Pennsylvania. From these facilities, we produce precast concrete structures such as utility vaults, manholes and other wastewater management products, specialty engineered structures, pre-stressed bridge girders, concrete piles, curb-inlets, catch basins, retaining and other wall systems, custom designed architectural products and other precast concrete products.

We derive all our revenues from the sale of ready-mixed concrete, precast concrete and concrete-related products to the construction industry in the United States. We typically sell our products under purchase orders that require us to formulate, prepare and deliver the product to our customers' job sites. The principal states in which we operate are Texas, California and New Jersey/New York. Revenue from continuing operations was 36% in 2011 and 39% in 2010 in Texas, 32% in 2011 and 27% in 2010 in California, and 21% in both 2011 and 2010 in New Jersey/New York. We serve substantially all segments of the construction industry in our markets. Our customers include contractors for commercial and industrial, residential, street and highway and other public works construction. The approximate percentages of our concrete product revenue by construction type activity from continuing operations were as follows in 2011 and 2010:

	2011	2010
Commercial and industrial	67%	57%
Residential	16%	20%
Street, highway and other public works	17%	23%

The markets for our products are generally local, and our operating results are subject to fluctuations in the level and mix of construction activity that occur in our markets. The level of activity affects the demand for our products, while the product mix of activity among the various segments of the construction industry affects both our relative competitive strengths and our operating margins. Commercial and industrial projects generally provide more opportunities to sell value-added products that are designed to meet the high-performance requirements of these types of projects.

Our customers are generally involved in the construction industry, which is a cyclical business and is subject to general and more localized economic conditions, including the recessionary conditions impacting all our markets. In addition, our business is impacted by seasonal variations in weather conditions, which vary by regional market. Accordingly, demand for our products and services during the winter months are typically lower than in other months of the year because of inclement weather. Also, sustained periods of inclement weather and other adverse weather conditions could cause the delay of construction projects during other times of the year.

Market Trends

Since the middle of 2006, the United States building materials construction market has been challenging. The construction industry, particularly the ready-mixed concrete industry, has been characterized by significant overcapacity and fierce competitive activity. For the three months and year ended December 31, 2011, our ready-mix concrete sales volume increased 11.9% and 6.3%, respectively, compared to the same periods of 2010. As a result of this higher sales volume and higher ready-mix sales prices, we experienced increases in our revenue period-over-period. We saw higher average ready-mix sales prices in most of our major markets during the fourth quarter of 2011 and have experienced increases in these prices on a consolidated basis over the last three consecutive fiscal quarters. However, we have also experienced higher raw materials and fuel costs which have offset these improved volumes and average sales prices. While, our average sales prices were higher during the fourth quarter of 2011, the recessionary conditions affecting our industry continue to put a strain on sales prices and our operating results. As a result of these conditions, we continue to closely monitor our operating costs and capital expenditures.
Basis of Presentation
We applied the Financial Accounting Standards Board's (“FASB”) Accounting Standards Codification (“ASC”) 852 “Reorganizations” to our financial statements while the Company operated under the provisions of Chapter 11 of the United States Bankruptcy Code from April 29, 2010 until August 31, 2010. As of August 31, 2010 (the “Effective Date”), we applied fresh-start accounting under the provisions of ASC 852. The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes. Accordingly, our financial statements for periods prior to August 31, 2010 are not comparable with our financial statements for periods on or after August 31, 2010. References to “Successor” refer to the Company on or after August 31, 2010, after giving effect to the provisions of our Plan of Reorganization (the “Plan”) and the application of fresh-start accounting. References to “Predecessor” refer to the Company prior to August 31, 2010.
In August 2012, we executed and closed on a definitive asset purchase agreement to sell substantially all of the Company's California precast operations. In August 2010, we entered into a redemption agreement to redeem our 60% interest in our Michigan subsidiary, Superior Materials Holdings, LLC (“Superior”). This redemption was finalized and closed on September 30, 2010. The results of operations of Superior, net of the minority owner’s 40% interest, and of the California precast operations have been included in discontinued operations in our consolidated statements of operations for all periods presented.

Liquidity and Capital Resources

Our primary liquidity needs over the next 12 months consist of financing seasonal working capital requirements, servicing indebtedness under our Senior Secured Credit Facility due 2014 (the “Credit Agreement”) and our 9.5% Convertible Secured Notes due 2015 (the “Convertible Notes”) and purchasing property and equipment. Our working capital needs are typically at their lowest level in the first quarter, increase in the second and third quarters to fund the increases in accounts receivable and inventories during those periods, and then decrease in the fourth quarter. Availability under the Credit Agreement is governed by a borrowing base primarily determined by our eligible accounts receivable, inventory and trucks (described below). While our working capital needs are typically at their lowest in the first quarter, our borrowing base typically declines also during the first quarter due to lower accounts receivable balances as a result of normal seasonality of our business caused by weather.

The projection of our cash needs is based upon many factors, including our forecasted volume, pricing, cost of materials and capital expenditures. Based on our projected cash needs, we believe that the Credit Agreement will provide us with sufficient liquidity in the ordinary course. The Credit Agreement is scheduled to mature in August 2014. If, however, the Credit Agreement is not adequate to fund our operations in the event that our operating results and projected needs are proven to be incorrect, we would need to obtain an amendment to the Credit Agreement, seek other debt financing to provide additional liquidity, or sell assets. We continue to focus on minimizing our capital investment expenditures in order to maintain liquidity.

The principal factors that could adversely affect the amount of our internally generated funds include:

•	deterioration of revenue, due to lower volume and/or pricing, because of weakness in the markets in which we operate;

•	further declines in gross margins due to shifts in our project mix or increases in the cost of our raw materials and fuel; and

•
any deterioration in our ability to collect our accounts receivable from customers as a result of further weakening in construction demand or as a result of payment difficulties experienced by our customers.

•	inclement weather beyond normal patterns that could effect our concrete volumes.

The requirement to meet a consolidated secured debt ratio under the Indenture governing our Convertible Notes (the “Indenture”) beginning April 2012 could restrict our ability to borrow the amount available under the Credit Agreement. Commencing April 1, 2012, we must meet a consolidated secured debt ratio (as defined in the Indenture), as of the last day of each fiscal month as shown below:

Period	Consolidated Secured Debt Ratio
April 1, 2012 - March 31, 2013	7.50 : 1.00
April 1, 2013 - March 31, 2014	7.00 : 1.00
April 1, 2014 - March 31, 2015	6.75 : 1.00
April 1, 2015 - and thereafter	6.50 : 1.00

The consolidated secured debt ratio is the ratio of (a) our consolidated total indebtedness (as defined in the Indenture) on the date of determination that constitutes the Convertible Notes, any other pari passu lien obligations and any indebtedness incurred under the Credit Agreement (including any letters of credit issued thereunder) to (b) the aggregate amount of consolidated cash flow (as defined in the Indenture) for our most recent four fiscal quarters.

As of December 31, 2011, and based on consolidated cash flows for the four fiscal quarters ended December 31, 2011, our consolidated secured debt ratio was 8.94 : 1.00. However, the first required testing date for this ratio is as of April 30, 2012 based upon consolidated cash flows for the four fiscal quarters ending March 31, 2012. We believe that we will meet the consolidated secured debt ratio in April 2012. However, in the event that we are not able to meet this ratio then or in the future based on the factors described above, we would need to seek an amendment to the Indenture to provide relief from this covenant. If we do not meet this ratio in April 2012 or thereafter and are unable to obtain an amendment or waiver of default, we could be in default under the Indenture as described below and, among other things, the amount we may borrow under the Credit Agreement could be restricted. Additionally, if our borrowings under the Credit Agreement are restricted, we may not have adequate liquidity to fund our operations. If we were to exceed the consolidated secured debt ratio, this would constitute an event of default under the Indenture if we failed to comply for 30 days after notice of the failure has been given to us by the Trustee or by holders of at least 25% of the aggregate principal amount of the Convertible Notes then outstanding. If an event of default occurs under the Indenture, the Trustee, or holders of at least 25% of the aggregate principal amount of the Convertible Notes then outstanding, may accelerate all aggregate principal and accrued and unpaid interest outstanding, which would become immediately due and payable. An event of default could also trigger cross default provisions in the Credit Agreement which could allow these creditors to accelerate outstanding indebtedness. Absent a waiver, amendment or adequate liquidity to fund operations, we would need to reduce or delay capital expenditures, sell assets, obtain additional capital or restructure or refinance our indebtedness. There can be no assurance that we could obtain additional capital or acceptable financing.

The following key financial measurements reflect our financial position and capital resources as of December 31, 2011 and 2010 (dollars in thousands):

	2011 (Successor)	2010 (Successor)
Cash and cash equivalents	$4,229	$5,290
Working capital	$52,998	$38,231
Total debt	$61,086	$53,181

Our cash and cash equivalents consist of highly liquid investments in deposits we hold at major financial institutions.

The discussion that follows provides a description of our arrangements relating to outstanding indebtedness.

Senior Secured Credit Facility due 2014

On August 31, 2010, we and certain of our subsidiaries entered into the Credit Agreement, which provides for a $75.0 million asset-based revolving credit facility (the “Revolving Facility”). On November 3, 2011, we entered into the First Amendment to the Credit Agreement. The Credit Agreement matures in August 2014. As of December 31, 2011, we had outstanding borrowings of $15.1 million and $18.7 million of undrawn standby letters of credit under the Revolving Facility. See above for a discussion of the consolidated secured debt ratio included in the Indenture governing our Convertible Notes that could restrict borrowing under the Credit Agreement beginning April 2012.

Under the First Amendment to the Credit Agreement, there is an availability block of $10.0 million. Additionally, beginning on April 1, 2012, at any time that Availability (as defined in the Credit Agreement) is less than $15.0 million, we must maintain a fixed charge coverage ratio of at least 1.0 to 1.0 for the trailing twelve month period until Availability is greater than or equal to $15.0 million for a period of 30 consecutive days. For the trailing twelve month period ending December 31, 2011, our fixed charge coverage ratio was 0.44 to 1. Availability under the Revolving Facility was approximately $31.2 million, after reduction of the $10.0 million block at December 31, 2011.

Up to $30.0 million of the Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolving Facility.  Advances under the Revolving Facility are limited by a borrowing base of (a) 85% of the face amount of eligible accounts receivable plus (b) the lesser of (i) 85% of the net orderly liquidation value (as determined by the most recent appraisal) of eligible inventory and (ii) the sum of (A) 50% of the eligible inventory (other than eligible aggregates inventory) and (B) 65% of the eligible aggregates inventory plus (c) the lesser of (i) $15.0 million and (ii) the sum of (A) 85% of the net orderly liquidation value (as determined by the most recent appraisal) of eligible trucks plus (B) 80% of the cost of newly acquired eligible trucks since the date of the latest appraisal of eligible trucks minus (C) the depreciation amount applicable to eligible trucks since the date of the latest appraisal of eligible trucks minus (d) such reserves as the Administrative Agent may establish from time to time in its permitted discretion.  The Administrative Agent may, in its permitted discretion, reduce the advance rates set forth above, adjust reserves or reduce one or more of the other elements used in computing the borrowing base.

Under the Credit Agreement, our capital expenditures may not exceed 7.0% of our consolidated annual revenue for the trailing twelve-month period ending on the last day of each fiscal quarter thereafter. Our capital expenditures were $6.4 million for the trailing twelve-month period ended December 31, 2011, which was below the $34.7 million representing 7% of our consolidated annual revenue for the same period. The Revolving Facility requires us to comply with certain other customary affirmative and negative covenants, and contains customary events of default.

At our option, loans may be maintained from time to time at an interest rate equal to the Eurodollar-based rate (“LIBOR”) or the applicable domestic rate (“CB Floating Rate”).  The CB Floating Rate is the greater of (x) the interest rate per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate and (y) the interest rate per annum equal to the sum of 1.0% per annum plus the adjusted LIBOR rate for a one-month interest period, in each case plus the applicable margin. The applicable margin on loans is 2.75% in the case of loans bearing interest at the CB Floating Rate and 3.75% in the case of loans bearing interest at the LIBOR rate. Issued and outstanding letters of credit are subject to a fee equal to the applicable margin then in effect for LIBOR loans, a fronting fee equal to 0.20% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit.  We will also pay a commitment fee on undrawn amounts under the Revolving Facility in an amount equal to 0.75% per annum.  Upon any event of default, at the direction of the required lenders under the Revolving Facility, all outstanding loans and the amount of all other obligations owing under the Revolving Facility will bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations.

Outstanding borrowings under the Revolving Facility are prepayable, and the commitments under the Revolving Facility may be permanently reduced, without penalty. There are mandatory prepayments of principal in connection with (i) the incurrence of certain indebtedness, (ii) certain equity issuances and (iii) certain asset sales or other dispositions (including as a result of casualty or condemnation).  Mandatory prepayments are applied to repay outstanding loans without a corresponding permanent reduction in commitments under the Revolving Facility and are subject to the terms of an Intercreditor Agreement.

In connection with the Credit Agreement, we and certain of our subsidiaries entered into a Pledge and Security Agreement (the “Security Agreement”) with the Administrative Agent. Pursuant to the Security Agreement, all obligations under the Revolving Facility are secured by (i) a perfected first-priority lien (subject to certain exceptions) in substantially all of our and certain of our subsidiaries' present and after acquired inventory (including as-extracted collateral), accounts, certain specified mixer trucks, deposit accounts, securities accounts, commodities accounts, letter of credit rights, cash and cash equivalents, general intangibles (other than intellectual property and equity in subsidiaries), instruments, documents, supporting obligations and related books and records and all proceeds and products of the foregoing and (ii) a perfected second-priority lien  (subject to certain exceptions) on substantially all other present and after acquired property (including, without limitation, material owned real estate).

Convertible Secured Notes due 2015

On August 31, 2010, we issued $55.0 million aggregate principal amount of the Convertible Notes pursuant to a subscription offering contemplated by the Plan of Reorganization.  The Convertible Notes are governed by the Indenture, dated as of August 31, 2010. Under the terms of the Indenture, the Convertible Notes bear interest at a rate of 9.5% per annum and will mature on August 31, 2015. Interest payments are payable quarterly in cash in arrears. Additionally, we recorded a discount of approximately $13.6 million related to an embedded derivative that was bifurcated and separately valued (see Note 11). This discount will be accreted over the term of the Convertible Notes and included in interest expense.

The Convertible Notes are convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock, at an initial conversion rate of 95.23809524 shares of Common Stock per $1,000 principal amount of Convertible Notes (the “Conversion Rate”).  The Conversion Rate is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, combinations or similar events.  In connection with any such conversion, holders of the Convertible Notes to be converted shall also have the right to receive accrued and unpaid interest on such Convertible Notes to the date of conversion (the “Accrued Interest”).  We may elect to pay the Accrued Interest in cash or in shares of Common Stock in accordance with the terms of the Indenture.

In addition, if a “Fundamental Change of Control” (as defined in the Indenture) occurs prior to the maturity date, in addition to any conversion rights the holders of Convertible Notes may have, each holder of Convertible Notes will have (i) a make-whole provision calculated as provided in the Indenture pursuant to which each holder may be entitled to additional shares of Common Stock upon conversion (the “Make Whole Premium”), and (ii) an amount equal to the interest on such Convertible Notes that would have been payable from the date of the occurrence of such Fundamental Change of Control (the “Fundamental Change of Control Date”) through the third anniversary of the Effective Date, plus any accrued and unpaid interest from the Effective Date to the Fundamental Change of Control Date (the amount in this clause (ii), the “Make Whole Payment”).  We may elect to pay the Make Whole Payment in cash or in shares of Common Stock.

If the closing price of the Common Stock exceeds 150% of the Conversion Price (defined as $1,000 divided by the Conversion Rate) then in effect for at least 20 trading days during any consecutive 30-day trading period (the “Conversion Event”), we may provide, at our option, a written notice (the “Conversion Event Notice”) of the occurrence of the Conversion Event to each holder of Convertible Notes in accordance with the Indenture.  Except as set forth in an Election Notice (as defined below), the right to convert Convertible Notes with respect to the occurrence of the Conversion Event shall terminate on the date that is 46 days following the date of the Conversion Event Notice (the “Conversion Termination Date”), such that the holder shall have a 45-day period in which to convert its Convertible Notes up to the amount of the Conversion Cap (as defined below).  Any Convertible Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap shall be, at the holder's election and upon written notice to the Company (the “Election Notice”), converted into shares of Common Stock on a date or dates prior to the date that is 180 days following the Conversion Termination Date.  The “Conversion Cap” means the number of shares of Common Stock into which the Convertible Notes are convertible and that would cause the related holder to “beneficially own” (as such term is used in the Exchange Act) more than 9.9% of the Common Stock at any time outstanding.

Any Convertible Notes not otherwise converted prior to the Conversion Termination Date or specified for conversion in an Election Notice shall be redeemable, in whole or in part, at our election at any time prior to maturity at par plus accrued and unpaid interest thereon to the Conversion Termination Date.

The Indenture contains certain covenants that restrict our ability to, among other things,

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;

•	sell assets and issue capital stock of our restricted subsidiaries;

•	incur liens;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

The Convertible Notes are guaranteed by each of our existing, and will be guaranteed by each of our future, direct or indirect domestic restricted subsidiaries. In connection with the Indenture, on August 31, 2010, we and certain of our subsidiaries entered into a Pledge and Security Agreement (the “Pledge and Security Agreement”) with the noteholder collateral agent. Pursuant to the Pledge and Security Agreement, the Convertible Notes and related guarantees are secured by first-priority liens on certain of the property and assets directly owned by the Company and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the Administrative Agent) with certain exceptions, including a limitation that the capital stock will constitute collateral securing the Convertible Notes only if the inclusion of such capital stock as collateral will not require us to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (the “collateral cutback provision”). In accordance with the collateral cutback provision, the collateral securing the Convertible Notes includes capital stock only to the extent that the applicable value of such capital stock is less than 20% of the principal amount of the notes outstanding. The applicable value of the capital stock of any subsidiary is deemed to be the greatest of its par value, book value or market value. Although we have not had an external third-party market valuation conducted as to the capital stock of our subsidiaries, we estimate that the value of the capital stock of the following subsidiaries and their respective parent companies exceeded 20% of the principal amount of the Convertible Notes as of December 31, 2011: Redi-Mix, LLC, Ingram Concrete, LLC, Eastern Concrete Materials, Inc., Central Concrete Supply Co., Inc., San Diego Precast Concrete, Inc., U.S. Concrete Texas Holdings, Inc., Alberta Investments, Inc. and USC Atlantic, Inc.  As a result, the pledge of the capital stock of these subsidiaries as it relates to the Convertible Notes is limited to capital stock of each such subsidiary with an applicable value of less than 20% of the outstanding principal amount of the Convertible Notes, or $11 million. The aggregate percentage of consolidated assets and revenues represented by these excluded subsidiaries as of December 31, 2011 is estimated to be 81% and 90%, respectively. As described above, assets of the excluded subsidiaries have been separately pledged as security for the Convertible Notes. The list of excluded subsidiaries was determined based upon internal company estimates of fair value and did not include third-party valuation of the subsidiaries, and should not be considered an indication as to what such subsidiaries might be able to be sold for in the market. The list of excluded subsidiaries may change as the applicable value of such capital stock or the outstanding principal amount of Convertible Notes changes. Obligations under the Revolving Facility and those in respect of hedging and cash management obligations owed to the lenders (and their affiliates) that are a party to the Revolving Facility (collectively, the “Revolving Facility Obligations”) are secured by a second-priority lien on such collateral.

The Convertible Notes and related guarantees are also secured by a second-priority lien on the assets of the Company and the guarantors securing the Revolving Facility Obligations on a first-priority basis, including, inventory (including as extracted collateral), accounts, certain specified mixture trucks, general intangibles (other than collateral securing the Convertible Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions.

In connection with the issuance of the Convertible Notes, we entered into a registration rights agreement, dated August 31, 2010 (the “Registration Rights Agreement”), under which we agreed, pursuant to the terms and conditions set forth therein, to register the Convertible Notes and the Common Stock into which the Convertible Notes convert.  Under the Registration Rights Agreement, we were required to use commercially reasonable efforts to file a registration statement covering the resale by the Electing Holders (as defined in the Registration Rights Agreement) of Convertible Notes that are Registrable Securities (as defined in the Registration Rights Agreement) by the first business day following the date that was 366 days following the Effective Date. We were also required to file a registration statement covering the resale of shares of Common Stock that constitute Registrable Securities by the Electing Holders, on a delayed or continuous basis, within 180 days of the Issue Date.  We have filed a registration statement covering the resale of shares of Common Stock that constitute registrable securities for the electing holders as described above, and it was declared effective by the SEC on April 8, 2011. We also filed a registration statement covering the resale of the Convertible Notes that constitute registrable securities for the electing holders as described above, and it was declared effective by the SEC on October 26, 2011.

 Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, trade receivables, trade payables, long-term debt and derivative liabilities. We consider the carrying values of cash and cash equivalents, trade receivables and trade payables to be representative of their respective fair values because of their short-term maturities or expected settlement dates. The carrying value of outstanding amounts under our Revolving Facility approximates fair value due to the floating interest rate, and the fair value of our Convertible Notes was approximately $53.8 million and $63.0 million, including the embedded derivative, at December 31, 2011 and 2010, respectively. The fair value of the embedded derivative in our Convertible Notes that was bifurcated and separately valued was $1.6 million and $12.5 million at December 31, 2011 and 2010, respectively. The fair value of issued warrants was $0.7 million and $3.2 million at December 31, 2011 and 2010, respectively. See Note 11 to our consolidated financial statements for further information regarding our derivative liabilities.

Cash Flow

The net cash provided by or used in our operating, investing and financing activities is presented below (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2011	Period from September 1 through December 31, 2010	Period from January 1 through August 31, 2010	Year Ended December 31, 2009
Net cash provided by (used in):
Operating activities	$(1,544)	$(5,680)	$(26,046)	$8,011
Investing activities	(3,929)	(3,075)	(4,223)	(9,018)
Financing activities	4,412	7,592	32,493	(87)
Net increase (decrease) in cash	$(1,061)	$(1,163)	$2,224	$(1,094)

Our net cash provided by operating activities generally reflects the cash effects of transactions and other events used in the determination of net income or loss. Net cash used in operating activities was $1.5 million for the year ended December 31, 2011, compared to net cash used in operating activities of $31.7 million in 2010. The change in the 2011 period was principally a result of higher profitability and lower cash payments related to our restructuring. Profitability was higher in the 2011 period due partially to the redemption of our 60% interest in Superior in September 2010 and due to our restructuring. During 2010, we made cash payments related to our reorganization of approximately $16.1 million.

Net cash used in operating activities was $31.7 million for the year ended December 31, 2010, compared to net cash provided by operating activities of $8.0 million in 2009. The change in 2010 was primarily the result of lower profitability, lower interest payments and cash payments for professional fees related to our reorganization in 2010. During 2010, we made cash payments related to our reorganization of approximately $16.1 million. Interest payments were lower by approximately $20.7 million in 2010 compared to 2009 primarily due to the cancellation of our Old Notes. Additionally, in 2009, our working capital needs were lower due to the rapid decline in our volume of business as compared to 2010.

We used $3.9 million of cash in investing activities in 2011 and used $7.3 million in 2010. The change during 2011 was primarily attributable to more disposals of assets when compared to 2010. In 2011, we disposed of certain assets, land and equipment that were deemed to be excess assets.

We used $7.3 million of cash in investing activities in 2010 and used $9.0 million in 2009. The change during 2010 was primarily attributable to lower net capital expenditures and lower payments related to acquisitions in 2010 compared to 2009. We made payments of $0.7 million during 2010 related to the acquisition of three ready-mix plants in west Texas and paid $0.6 million related to the redemption of Superior. During 2009, we received $6.0 million in proceeds from the sale of some of our ready-mixed concrete plants in the Sacramento, California market and we paid approximately $4.5 million for a concrete crushing and recycling operation in New York. Additionally, in the first quarter of 2009, we made a $750,000 payment, reduced for certain uncollected pre-acquisition accounts receivable, to the sellers of a precast operation related to a contingent payment obligation.

Our net cash provided by financing activities was $4.4 million in 2011 and $40.1 million in 2010. Our financing activities in 2011 consisted primarily of $6.8 million of net borrowings necessary to operate our business. These net borrowings in 2011 were partially offset by $0.8 million of note payments in 2011 related to the acquisition of assets in our west Texas market in October 2010 and a $0.8 million payment in 2011 related to the redemption of our interest in the Michigan joint venture in September 2010. In 2010, we had gross proceeds of $55.0 million from our Convertible Notes obtained upon the Effective Date partially offset by financing costs. In addition, the Superior minority owner made a $2.5 million contribution to Superior in the first quarter of 2010.

Our net cash provided by financing activities was $40.1 million in 2010 and used in financing activities was $0.1 million in 2009. The increase in 2010 was primarily the result of proceeds from our Convertible Notes obtained upon the Effective Date partially offset by financing costs. In addition, the Superior minority owner made a $2.5 million contribution to Superior in the first quarter of 2010 and we purchased $12.4 million principal amount of our Old Notes for $4.8 million during 2009.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. From time to time, we may enter into noncancelable operating leases that would not be reflected on our balance sheet. For additional discussion on our operating leases, see Note 18 to our consolidated financial statements in this report.

Commitments

The following are our contractual commitments associated with our indebtedness and our lease obligations as of December 31, 2011 (in millions):

Contractual obligations	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years
Principal on debt	$71.8	$0.5	$16.0	$55.3	$—
Interest on debt (1)	19.6	5.2	10.5	3.9	—
Capital leases	0.4	0.1	0.3	—	—
Operating leases	53.6	9.5	17.1	13.6	13.4
Total	$145.4	$15.3	$43.9	$72.8	$13.4
Operating leases - discontinued operations	(7.3)	(1.4)	(2.9)	(3.0)	—
Total - continuing operations	$138.1	$13.9	$41.0	$69.8	$13.4

(1)	Interest payments due under the Convertible Notes.

The following are our commercial commitment expirations as of December 31, 2011 (in millions):

Other commercial commitments	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years
Standby letters of credit	$18.7	$18.7	$—	$—	$—
Performance bonds	68.0	68.0	—	—	—
Total	$86.7	$86.7	$—	$—	$—
Performance bonds - discontinued operations	(9.3)	(9.3)
Total - continuing operations	$77.4	$77.4	$—	$—	$—

The standby letters of credit and performance bonds have not been drawn upon as of December 31, 2011. The following long-term liabilities included on the consolidated balance sheet are excluded from the table above: accrued employment costs, income tax contingencies, insurance accruals and other accruals. Due to the nature of these accruals, the estimated timing of such payments (or contributions in the case of certain accrued employment costs) for these items is not predictable. As of December 31, 2011, the total unrecognized tax benefit related to uncertain tax positions was $6.6 million. It is possible that a reduction of $0.6 million may occur within the next 12 months.

Acquisitions and Divestitures

Redemption of Superior Interest

In August 2010, we entered into a redemption agreement to have our 60% interest in our Michigan subsidiary, Superior Materials Holdings, LLC (“Superior”), redeemed by Superior. At the closing of the redemption on September 30, 2010, the Company and certain of our subsidiaries paid $640,000 in cash and issued a $1.5 million promissory note to Superior as partial consideration for certain indemnifications and other consideration provided by the minority owner and their new joint venture partner pursuant to the redemption agreement. In January 2011 and January 2012, we made payments of $750,000 each to complete payment of the note.

Sale of California Precast Operations

On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle Precast, Inc. (“Oldcastle”) for $21.3 million in cash, plus net working capital adjustments.  The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items.  The transaction was completed on August 20, 2012. The results of operations for these units have been included in discontinued operations for the periods presented.

Other

In April 2011, we purchased the assets of a one-plant ready-mixed concrete operation in our west Texas market for $0.2 million in cash. In October 2010, we acquired three ready-mixed concrete plants and related assets in our west Texas market for approximately $3.0 million, plus the value of the inventory on hand at closing. We made cash payments of $0.4 million at closing and issued promissory notes for the remaining $2.6 million. We made cash payments on these notes of approximately $0.8 million during the year ended December 31, 2011.

During the third quarter of 2010, we made the decision to dispose of some of our transport equipment in northern California and classified these assets as held for sale. These assets were recorded at the estimated fair value less costs to sell of approximately $0.8 million. In March 2011, we completed the sale of this transport equipment for $0.9 million.

In May 2009, we acquired substantially all the assets of a concrete crushing and recycling business in Queens, New York for approximately $4.5 million.

During the third quarter of 2009, we sold our ready-mixed concrete plants in the Sacramento California market for approximately $6.0 million, plus a payment for certain inventory on hand at closing. This sale resulted in a pre-tax loss of approximately $3.0 million after the allocation of approximately $3.0 million of goodwill related to these assets.

Critical Accounting Policies and Estimates

Preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to our consolidated financial statements included in this report describes the significant accounting policies we use in preparing those statements. We believe the most complex and sensitive judgments, because of their significance to our financial statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. The most significant areas involving our management's judgments and estimates are described below. Actual results in these areas could differ from our estimates.

Allowance for Doubtful Accounts

We extend credit to customers and other parties in the normal course of business. We regularly review outstanding receivables and provide for estimated losses on accounts receivable we believe we may not collect in full. A provision for bad debt expense recorded to selling, general and administrative expenses increases the allowance, and accounts receivable that we write off our books decrease the allowance. We determine the amount of bad debt expense we record each period and assess the resulting adequacy of the allowance at the end of each period by using a combination of our historical loss experience, customer-by-customer analyses of our accounts receivable balances each period and subjective assessments of our bad debt exposure.

Goodwill

We record as goodwill the amount by which the total purchase price we pay in our acquisition transactions exceeds our estimated fair value of the identifiable net assets we acquire. We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. We generally test for goodwill impairment in the fourth quarter of each year, because this period gives us the best visibility of the reporting units' operating performances for the current year (seasonally, April through October are highest revenue and production months) and outlook for the upcoming year, since much of our customer base is finalizing operating and capital budgets. The impairment test we use consists of comparing our estimates of the current fair values of our reporting units with their carrying amounts. Reporting units are organized based on our two product segments ((1) ready-mixed concrete and concrete related products and (2) precast concrete products) and geographic regions. We did not have a goodwill balance after the implementation of fresh start accounting on August 31, 2010. We acquired three ready-mix concrete plants during October 2010 which resulted in the recording of approximately $1.5 million of goodwill. This goodwill was tested for impairment on October 1, 2011 and there was no impairment.

Our fair value analysis is supported by a weighting of three generally accepted valuation approaches.

These valuation methods include the following:

•	Income Approach - discounted cash flows of future benefit streams;

•	Market Approach - public comparable company multiples of sales and earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”); and

•	Market Approach - multiples generated from recent transactions comparable in size, nature and industry.

These approaches include numerous assumptions with respect to future circumstances, such as industry and/or local market conditions that might directly impact each of the reporting units operations in the future, and are, therefore uncertain.

Income Approach - Discounted Cash Flows. This valuation approach derives a present value of the reporting unit's projected future annual cash flows over the next 15 years and the present residual value of the reporting unit. We use a variety of underlying assumptions to estimate these future cash flows, including assumptions relating to future economic market conditions, product pricing, sales volumes, costs and expenses and capital expenditures. These assumptions vary by each reporting unit depending on regional market conditions, including competitive position, degree of vertical integration, supply and demand for raw materials and other industry conditions.

Market Approach - Multiples of Sales and EBITDA. This valuation approach utilizes publicly traded construction materials companies' enterprise values, as compared to their recent sales and EBITDA information. Multiples of sales and EBITDA are used as a valuation metric to our most recent financial performance. We use sales as an indicator of demand for our products/services and EBITDA because it is a widely used key indicator of the cash generating capacity of construction material companies.

Market Approach - Comparisons of Recent Transactions. This valuation approach uses publicly available information regarding recent third-party sales transactions in our industry to derive a valuation metric of the target's respective enterprise values over their EBITDA amounts. For 2011, we did not weigh this market approach because current economic conditions did not yield significant recent transactions to derive an appropriate valuation metric. We utilize this valuation metric to derive a “what if” sales transaction comparable, fair-value estimate.

We selected these valuation approaches because we believe the combination of these approaches and our best judgment regarding underlying assumptions and estimates provides us with the best estimate of fair value for each of our reporting units. We believe these valuation approaches are proven valuation techniques and methodologies for the construction materials industry and widely accepted by investors. The estimated fair value of each reporting unit would change if our weighting assumptions under the three valuation approaches were materially modified. For the year ended December 31, 2011, we weighted the Income Approach-Discounted Cash Flows 45% and the Market Approach Multiples of Sales and EBITDA 55%. No weighting was used in 2011 for the Market Approach - comparison of Recent Transactions because current economic conditions did not yield significant recent transactions to derive an appropriate valuation metric.

See Note 2 to our consolidated financial statements included in this report for additional information about our goodwill.

Insurance Programs

We maintain third-party insurance coverage in amounts and against the risks we believe are reasonable. We share the risk of loss with our insurance underwriters by maintaining high deductibles subject to aggregate annual loss limitations. We believe our workers' compensation, automobile and general liability per occurrence retentions are consistent with industry practices, although there are variations among our business units. We fund these deductibles and record an expense for losses we expect under the programs. We determine the expected losses using a combination of our historical loss experience and subjective assessments of our future loss exposure. The estimated losses are subject to uncertainty from various sources, including changes in claims reporting and settlement patterns, judicial decisions, new legislation and economic conditions. Although we believe the estimated losses are reasonable, significant differences related to the items we have noted above could materially affect our insurance obligations and future expense. The amount accrued for self-insurance claims was $9.9 million as of December 31, 2011, compared to $10.6 million as of December 31, 2010, which is currently classified in accrued liabilities. The decrease in 2011 was primarily attributable to improved loss experience.

Income Taxes

We use the liability method of accounting for income taxes. Under this method, we record deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and use enacted tax rates and laws that we expect will be in effect when we recover those assets or settle those liabilities, as the case may be, to measure those taxes. In cases where the expiration date of tax carryforwards or the projected operating results indicate that realization is not likely, we provide for a valuation allowance.

We have deferred tax assets, resulting from deductible temporary differences that may reduce taxable income in future periods.  A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we estimate future taxable income, considering the feasibility of ongoing tax-planning strategies and the realizability of tax loss carryforwards. Valuation allowances related to deferred tax assets can be impacted by changes in tax laws, changes in statutory tax rates and future taxable income levels. If we were to determine that we would not be able to realize all or a portion of our deferred tax assets in the future, we would reduce such amounts through a charge to income in the period in which that determination is made. Conversely, if we were to determine that we would be able to realize our deferred tax assets in the future in excess of the net carrying amounts, we would decrease the recorded valuation allowance through an increase to income in the period in which that determination is made. Based on the assessment, we recorded a valuation allowance of $38.8 million at December 31, 2011 and $36.5 million at December 31, 2010. In determining the valuation allowance in 2011 and 2010, we used such factors as (i) cumulative federal taxable losses, (ii) the amount of deferred tax liabilities that we generally expect to reverse in the same period and jurisdiction that are of the same character as the temporary differences giving rise to our deferred tax assets and (iii) certain tax contingencies under authoritative accounting guidance related to accounting for uncertainty in income taxes which, should they materialize, would be offset by our net operating loss generated in 2008 through 2011. We provided a valuation allowance in 2011 and 2010 related to certain federal and state income tax attributes we did not believe we could utilize within the tax carryforward periods.

In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management's evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the highest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. See Note 15 to the consolidated financial statements for further discussion.

Inventory

Inventories are stated at the lower of cost or fair market value. We reduce the carrying value of our inventories for estimated excess and obsolete inventories equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future product demand and market conditions. Once the new cost basis is established, the value is not increased with any changes in circumstances that would indicate an increase after the remeasurement. If actual product demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required that could result in a material change to our consolidated results of operations or financial position.

Property, Plant and Equipment, Net

We state our property, plant and equipment at cost and use the straight-line method to compute depreciation of these assets over their estimated remaining useful lives. Our estimates of those lives may be affected by such factors as changing market conditions, technological advances in our industry or changes in applicable regulations.

We evaluate the recoverability of our property, plant and equipment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with authoritative accounting guidance related to the impairment or disposal of long-lived assets. We compare the carrying values of long-lived assets to our projection of future undiscounted cash flows attributable to those assets. If the carrying value of a long-lived asset exceeds the future undiscounted cash flows we project to be derived from that asset, we record an impairment loss equal to the excess of the carrying value over the fair value. Actual useful lives and future cash flows could be different from those we estimate. These differences could have a material effect on our future operating results.

Derivative Instruments

We are exposed to certain risks relating to our ongoing business operations. However, derivative instruments are not used to hedge these risks. We are required to account for derivative instruments as a result of the issuance of warrants and Convertible Notes associated with the emergence from Chapter 11 on August 31, 2010. None of our derivatives manage business risk or are executed for speculative purposes. All derivatives are required to be recorded on the balance sheet at their fair values. Each quarter, we determine the fair value of our derivative liabilities, and changes result in income or loss. Fair value is estimated using a lattice model for the Convertible Notes embedded derivative and a Black-Scholes model for the warrants. The key inputs in determining fair value of our derivative liabilities of $2.3 million and $15.7 million at December 31, 2011 and 2010, respectively, include our stock price, stock price volatility, risk free interest rates and interest rates for conventional debt of similarly situated companies. Changes in these inputs will impact the valuation of our derivatives and result in income or loss each quarterly period.

Other

We record accruals for legal and other contingencies when estimated future expenditures associated with those contingencies become probable and the amounts can be reasonably estimated. However, new information may become available, or circumstances (such as applicable laws and regulations) may change, thereby resulting in an increase or decrease in the amount required to be accrued for such matters (and, therefore, a decrease or increase in reported net income in the period of such change).

Recent Accounting Pronouncements

For a discussion of recently adopted accounting standards, see Note 1 to our consolidated financial statements included in this report.

Results of Operations

The following table sets forth selected historical statement of operations information and that information as a percentage of sales for each of the periods indicated. The eight-month period ended August 31, 2010 and the four-month period ended December 31, 2010 are distinct reporting periods as a result of our emergence from Chapter 11 on August 31, 2010 and the application of fresh start accounting. For a discussion on the results of operations we have combined the eight-month period ended August 31, 2010 with the four-month period ended December 31, 2010 in order to provide comparability of such information to the year ended December 31, 2011.

	(amounts in thousands, except selling prices)
	Successor				Predecessor
	Year Ended December 31, 2011		Period from September 1 through December 31, 2010		Period from January 1 through August 31, 2010
Revenue:
Ready-mixed concrete and concrete-related products	$444,064	98.1	$141,132	99.8	$272,488	97.8
Precast concrete products	24,484	5.4	4,978	3.5	15,315	5.5
Intercompany revenue	(16,028)	(3.5)	(4,745)	(3.3)	(9,197)	(3.3)
Total revenue	$452,520	100.0%	$141,365	100.0%	$278,606	100.0%

Cost of goods sold before depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$374,433	82.7	$115,896	82.0	$228,312	82.0
Precast concrete products	25,109	5.5	4,946	3.5	13,687	4.9
Selling, general and administrative expenses	50,440	11.1	17,771	12.6	35,778	12.8
(Gain) loss on sale of assets	(1,221)	(0.3)	6	—	78	—
Depreciation, depletion and amortization	18,789	4.2	6,564	4.6	15,514	5.6
Loss from operations	(15,030)	(3.3)	(3,818)	(2.7)	(14,763)	(5.3)
Interest expense, net	(11,057)	(2.4)	(3,385)	(2.4)	(17,369)	(6.2)
Derivative income	13,422	3.0	996	0.7	—	—
Other income, net	1,109	0.2	134	0.1	512	0.2
Loss from continuing operations before reorganization items and income taxes	(11,556)	(2.6)	(6,073)	(4.3)	(31,620)	(11.3)
Reorganization items	—	—	—	—	66,776	24.0
Income (loss) from continuing operations before income taxes	(11,556)	(2.6)	(6,073)	(4.3)	35,156	12.7
Income tax provision (benefit)	(780)	(0.2)	(964)	(0.7)	1,561	0.6
Net income (loss) from continuing operations	(10,776)	(2.4)	(5,109)	(3.6)	33,595	12.1
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest	(927)	(0.2)	(645)	(0.5)	(20,750)	(7.5)
Net income (loss) attributable to stockholders	$(11,703)	(2.6)%	$(5,754)	(4.1)%	$12,845	4.6%

Ready-mixed Concrete Data:
Average selling price per cubic yard	$94.48		$93.53		$92.04
Sales volume in cubic yards	4,047		1,280		2,525

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenue.

Ready-mixed concrete and concrete-related products. Revenue from our ready-mixed concrete and concrete-related products segment increased $30.4 million, or 7.4%, from $413.6 million in 2010 to $444.1 million in 2011. Our ready-mixed sales volume for 2011 was approximately 4.0 million cubic yards, up 6.4% from the 3.8 million cubic yards of concrete we sold in 2010. Increased volume drove approximately $22.4 million, or 74%, of our increased revenue for 2011. The average selling price per cubic yard of concrete sold increased 2.1%, to $94.48, for 2011 compared to an average selling price of $92.54 for 2010. Increased average selling price drove approximately $7.4 million, or 24%, of our increased revenue for 2011. Our volume and average sales prices were higher in most of our major markets. The improvement in volume was due primarily to an increase in the commercial construction activity.

Precast concrete products. Revenue for the continuing operations from our precast concrete products segment was up $4.2 million, or 20.7%, from $20.3 million in 2010 to $24.5 million in 2011. This increase is reflected by a rise in revenues from public works and infrastructure construction in our mid-Atlantic market. This was offset by lower revenue for commercial construction.

Cost of goods sold before depreciation, depletion and amortization.

Ready-mixed concrete and concrete-related products. Cost of goods sold before depreciation, depletion and amortization for our ready-mixed concrete and concrete-related products segment increased $30.2 million, or 8.8%, from $344.2 million in 2010 to $374.4 million in 2011. This increase was due primarily to a 6.4% increase in ready-mix volume in 2011 compared to 2010. As a percentage of ready-mixed concrete and concrete-related product revenue, cost of goods sold before depreciation, depletion and amortization was 84.3% in 2011, as compared to 83.2% in 2010. The increase in cost of goods sold as a percentage of ready-mixed concrete and concrete-related products revenue was primarily attributable to higher fuel costs and plant costs, as compared to 2010.

Precast concrete products. Cost of goods sold before depreciation, depletion and amortization for our continuing precast concrete products segment increased $6.5 million, or 34.8%, to $25.1 million in 2011 from $18.6 million in 2010. This increase was attributable to the increase in commercial construction activity in our mid-Atlantic market. As a percentage of precast concrete revenue, cost of goods sold before depreciation, depletion and amortization for our continuing precast concrete products rose from 91.8% in 2010 to 102.6% in 2011. This increase primarily reflected the results of low performing projects in our mid-Atlantic market.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased $3.1 million, or 5.8%, to $50.4 million in 2011 from $53.5 million in 2010. We experienced lower costs during the year ended December 31, 2011 partially due to reduced professional fees as a result of our restructuring of approximately $7.8 million. Partially offsetting these reduced costs during 2011 was approximately $2.8 million of costs related to the departure of our former President and Chief Executive Officer and the costs related to the hiring of our new President and Chief Executive Officer in August 2011. The 2010 expenses also included a $1.0 million reduction of expense due to the settlement of a class action lawsuit in California for an amount that was below our previous estimate.

Gain (loss) on sale of assets. We had a gain on sale of assets of $1.2 million in 2011, compared to a loss of $0.1 million in 2010. The gain in 2011 was primarily due to increased sales of excess vehicles, land and equipment when compared to 2010.

Depreciation, depletion and amortization. Depreciation, depletion and amortization expense for 2011 decreased $3.3 million to $18.8 million, as compared to $22.1 million for 2010, primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010 and certain assets becoming fully depreciated.

Loss from operations.

Ready-mixed concrete and concrete-related products. Income from operations increased $1.5 million, or 73.2%, to income of $3.6 million for 2011 from $2.1 million for 2010. This improvement was the result of lower depreciation, depletion and amortization expense and gains on asset sales as described above. These improvements were partially offset by higher cost of goods sold before depreciation as a percentage of revenue also as described above. Our income from operations as a percentage of revenue (“operating margins”) improved to 0.8% for 2011 compared to 0.5% for 2010.

Precast concrete products. Loss from operations increased $2.0 million, or 186.4%, to a loss of $3.1 million for 2011 from a loss of $1.1 million for 2010. The higher loss in 2011 was primarily the result of higher cost of goods sold before depreciation as a percentage of revenue partially offset by lower depreciation, depletion and amortization expense, as described above. Our loss from operations as a percentage of revenue declined to (12.9)% for 2011 compared to (5.4)% for 2010.

Interest expense, net. Net interest expense for 2011 was down approximately $9.7 million, or 46.7%, to $11.1 million, compared to $20.8 million for 2010. This decrease was due primarily to the cancellation of our 8.375% Senior Subordinated Notes (the “Old Notes”) in accordance with the consummation of the Plan of Reorganization on August 31, 2010. This decrease was partially offset by higher borrowings under the revolving credit facility, higher non-cash amortization of deferred financing costs related to the Convertible Notes and higher non-cash accretion of the recorded discount on the Convertible Notes.

Derivative income. During the year ended December 31, 2011, we recorded derivative income of approximately $13.4 million related to fair value changes in our embedded Convertible Notes derivative and warrants, which was an increase of $12.4 million in comparison to the gain of $1.0 recorded in 2010. All derivatives are required to be recorded on the balance sheet at their fair values in accordance with U.S. GAAP. Each quarter, we determine the fair value of our derivative liabilities and changes result in income or loss. The key inputs in determining fair value of our derivative liabilities include our stock price, stock price volatility, risk free interest rates and interest rates for conventional debt of similarly situated companies. Changes in these inputs will impact the valuation of our derivatives and result in income or loss each quarterly period. During the years ended December 31, 2011 and 2010, we recorded income from fair value changes in our Convertible Notes embedded derivative of approximately $10.9 million and $1.1 million, respectively. This income was due primarily to a decrease in the price of our common stock and changes in our stock price volatility. Additionally, we recorded income from fair value changes in our warrants of approximately $2.6 million during the year ended December 31, 2011 due primarily to a decrease in the price of our common stock.

Reorganization items. In accordance with authoritative accounting guidance, separate disclosure is required for reorganization items, such as certain expenses, provisions for losses and other charges directly associated with or resulting from the reorganization and restructuring of our business, which were realized or incurred during the Chapter 11 Cases. The net gain from reorganization items of $66.8 million during the eight-month period ended August 31, 2010 consisted of a $151.9 million gain on the cancellation of the Old Notes, partially offset by a $71.4 million loss on asset valuations resulting from fresh start accounting and $13.7 million of professional fees and other reorganization costs. Additionally, there was a $7.6 million loss on asset valuations resulting from fresh start accounting included in discontinued operations related to our California precast operations that were sold in August 2012. There was no gain or loss recorded in 2011 for reorganization items.

Income tax provision (benefit). We recorded an income tax benefit of approximately $0.8 for the year ended December 31, 2011. We recorded income tax expense allocated to continuing operations equal to approximately $1.6 million for the eight month period ended August 31, 2010 and an income tax benefit of $1.0 million for the four month period ended December 31, 2010. Our effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of our deferred tax assets. In addition, certain state income taxes are calculated on bases different than pre-tax income (loss). This resulted in recording income tax expense in certain states that experience a pre-tax loss.

In accordance with U.S. GAAP, the recognized value of deferred tax assets must be reduced to the amount that is more likely than not to be realized in future periods. The ultimate realization of the benefit of deferred tax assets from deductible temporary differences or tax carryovers depends on the generation of sufficient taxable income during the periods in which those temporary differences become deductible. We considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on these considerations, we relied upon the reversal of certain deferred tax liabilities to realize a portion of our deferred tax assets and established a valuation allowance as of December 31, 2011 and 2010, for other deferred tax assets because of uncertainty regarding their ultimate realization. Our total net deferred tax liability as of December 31, 2011 and 2010 was $1.1 million and $0.7 million, respectively.

We reorganized pursuant to Chapter 11 of the Bankruptcy Code under the terms of our Plan with an effective date of August 31, 2010. Under our Plan, our Old Notes were cancelled, giving rise to cancellation of indebtedness income (“CODI”). The Internal Revenue Code (“IRC”) provides that CODI arising under a plan of bankruptcy reorganization is excludible from taxable income, but the debtor must reduce certain of its tax attributes by the amount of CODI realized under the Plan. Our CODI and required tax attribute reduction did not cause a significant change in our recorded deferred tax liability. Our required reduction in tax attributes, or deferred tax assets, was accompanied by a corresponding release of valuation allowance that is currently reducing the carrying value of such tax attributes.

We underwent a change in ownership for purposes of Section 382 of the IRC as a result of our Plan and emergence from Chapter 11 on August 31, 2010. As a result, the amount of our pre-change net operating losses (“NOLs”) and other tax attributes that are available to offset future taxable income are subject to an annual limitation. The annual limitation is based on the value of the corporation as of the effective date of the Plan. The ownership change and the resulting annual limitation on use of NOLs are not expected to result in the expiration of our NOL carryforwards if we are able to generate sufficient future taxable income within the carryforward periods. However, the limitation on the amount of NOLs available to offset taxable income in a specific year may result in the payment of income taxes before all NOLs have been utilized. Additionally, a subsequent ownership change may result in further limitation on the ability to utilize existing NOLs and other tax attributes.

Loss from discontinued operations. On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle Precast, Inc. (“Oldcastle”) for $21.3 million in cash, plus net working capital adjustments.  The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items.  The transaction was completed on August 20, 2012. In August 2010, we entered into a redemption agreement to exit the Michigan market with the divestiture of our interest in Superior. This divestiture closed in September 2010.  The results of operations for these units have been included in discontinued operations for the periods presented.

The following table sets forth selected historical statement of operations information and that information as a percentage of sales for each of the periods indicated. The eight-month period ended August 31, 2010 and the four-month period ended December 31, 2010 are distinct reporting periods as a result of our emergence from Chapter 11 on August 31, 2010 and the application of fresh start accounting. For a discussion on the results of operations we have combined the eight-month period ended August 31, 2010 with the four-month period ended December 31, 2010 in order to provide comparability of such information to the year ended December 31, 2009.

	(amounts in thousands, except selling prices)
	Successor		Predecessor
	Period from September 1 through December 31, 2010		Period from January 1 through August 31, 2010		Year Ended December 31, 2009
Revenue:
Ready-mixed concrete and concrete-related products	$141,132	99.8	$272,488	97.8	$442,663	98.6
Precast concrete products	4,978	3.5	15,315	5.5	20,720	4.6
Intercompany revenue	(4,745)	(3.4)	(9,197)	(3.3)	(14,229)	(3.2)
Total revenue	$141,365	100.0%	$278,606	100.0%	$449,154	100.0%

Cost of goods sold before depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$115,896	82.0	$228,312	81.9	$365,267	81.3
Precast concrete products	4,946	3.5	13,687	4.9	16,139	3.6
Goodwill and other asset impairments	—	—	—	—	47,595	10.6
Selling, general and administrative expenses	17,771	12.6	35,778	12.8	54,328	12.1
(Gain) loss on sale of assets	6	—	78	—	2,384	0.5
Depreciation, depletion and amortization	6,564	4.6	15,514	5.6	24,277	5.4
Loss from operations	(3,818)	(2.7)	(14,763)	(5.3)	(60,836)	(13.5)
Interest expense, net	(3,385)	(2.4)	(17,369)	(6.2)	(25,941)	(5.8)
Gain on purchases of senior subordinated notes	—	—	—	—	7,406	1.6
Derivative income	996	0.7	—	—	—	—
Other income, net	134	0.1	512	0.2	1,271	0.3
Loss from continuing operations before reorganization items and income taxes	(6,073)	(4.3)	(31,620)	(11.3)	(78,100)	(17.4)
Reorganization items	—	—	66,776	24.0	—	—
Income (loss) from continuing operations before income taxes	(6,073)	(4.3)	35,156	12.6	(78,100)	(17.4)
Income tax provision (benefit)	(964)	(0.7)	1,561	0.6	(311)	(0.1)
Net income (loss) from continuing operations	(5,109)	(3.6)	33,595	12.1	(77,789)	(17.3)
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest	(645)	(0.5)	(20,750)	(7.5)	(10,449)	(2.3)
Net income (loss) attributable to stockholders	$(5,754)	(4.1)%	$12,845	4.6%	$(88,238)	(19.6)%

Ready-mixed Concrete Data:
Average selling price per cubic yard	$93.53		$92.04		$96.38
Sales volume in cubic yards	1,280		2,525		3,948

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenue.

Ready-mixed concrete and concrete-related products. Revenue from our ready-mixed concrete and concrete-related products segment decreased $29.1 million, or 6.6%, from $442.7 million in 2009 to $413.6 million in 2010. Our ready-mixed sales volume for 2010 was approximately 3.8 million cubic yards, down 3.6% from the 3.9 million cubic yards of concrete we sold in 2009. Decreased volume drove approximately $13.8 million, or 47%, of our decrease in revenue for 2010. The average selling price per cubic yard of concrete sold decreased 4.0%, to $92.54 for 2010 compared to an average selling price of $96.38 for 2009. The decrease in average selling price drove approximately $14.6 million, or 50%, of our decrease in revenue for 2010. The revenue decline reflected the downturn in residential home construction activity that began in the second half of 2006 in all our major markets and the downturn in commercial construction and public works spending due to the economic downturn in the United States.

Precast concrete products. Revenue from our continuing precast concrete products segment was down $0.4 million, or 2.1%, from $20.7 million in 2009 to $20.3 million in 2010. This decrease primarily reflected the lower commercial construction activity in our mid-Atlantic market.

Cost of goods sold before depreciation, depletion and amortization.

Ready-mixed concrete and concrete-related products. Cost of goods sold before depreciation, depletion and amortization for our ready-mixed concrete and concrete-related products segment decreased $21.1 million, or 5.8%, from $365.3 million in 2009 to $344.2 million in 2010. As a percentage of ready-mixed concrete and concrete-related product revenue, cost of goods sold before depreciation, depletion and amortization was 83.2% in 2010, as compared to 82.5% in 2009. The increase in cost of goods sold as a percentage of ready-mixed concrete and concrete-related products revenue was primarily attributable to fixed costs being spread over lower volumes and higher per unit delivery and plant costs due to repairs and maintenance, as compared to 2009.

Precast concrete products. The increase in cost of goods sold before depreciation, depletion and amortization for our continuing precast concrete products segment of $2.5 million, or 15.5%, to $18.6 million in 2010 from $16.1 million in 2009, was primarily related to the mix of projects compared to 2009 in our Phoenix, Arizona precast market. As a percentage of precast concrete revenue, cost of goods sold before depreciation, depletion and amortization for precast concrete products rose from 77.9% in 2009 to 91.8% in 2010, reflecting decreased efficiency in our plant operations in both the Phoenix, Arizona and mid-Atlantic markets, resulting from lower margin projects.

Goodwill and other asset impairments. The Company performed an impairment test on goodwill and recorded an impairment charge of $45.8 million in 2009 related to our northern California and Atlantic Region reporting units. Additionally, we had an asset impairment charge of $1.6 million on assets that were 100% owned in the Michigan market. There were no goodwill or asset impairment charges recorded during 2010.

Selling, general and administrative expenses. Selling, general and administrative expenses were $53.5 million in 2010, compared to $54.3 million in 2009. Excluding approximately $7.8 million in reorganization related costs incurred before our filing for Chapter 11 and after our emergence from Chapter 11, adjusted SG&A expenses were $45.7 million in 2010. The $8.6 million, or 15.8 percent, reduction in SG&A expense is the result of cost control measures implemented in 2009 and 2010, including reduced compensation as a result of workforce reductions, lower equity-based compensation expense and other administrative cost reductions.

Loss on sale of assets. Our loss on sale of assets decreased to $0.1 million in 2010, compared to a loss of $2.4 million in 2009. The loss in 2009 was primarily attributable to a $3.0 million loss, after the allocation of $3.0 million of related goodwill, on the sale of certain ready-mixed concrete plants in our California market for $6.0 million.

Depreciation, depletion and amortization. Depreciation, depletion and amortization expense for 2010 decreased $2.2 million to $22.1 million, as compared to $24.3 million for 2009, primarily due to lower asset valuations after the application of fresh-start accounting on August 31, 2010.

Loss from operations.

Ready-mixed concrete and concrete-related products. Income (loss) from operations improved by $48.8 million, or 104.5%, to income of $2.1 million for 2010 from a loss of $46.7 million for 2009. This improvement was largely due to the $47.6 million goodwill impairment charges in 2009 that did not occur in 2010. This improvement was partially offset by higher cost of goods sold before depreciation as a percentage of revenue as described above. Additionally, we experienced lower selling, general and administrative expenses and lower depreciation, depletion and amortization expense also as described above. Our income (loss) from operations as a percentage of revenue (“operating margins”) improved to 0.5% for 2010 compared to (10.9)% for 2009.

Precast concrete products. Income (loss) from operations declined by $2.3 million, or 188.8%, to a loss of $1.1 million for 2010 from income of $1.2 million for 2009. The loss in 2010 compared to income in 2009 was primarily the result of higher cost of goods sold before depreciation as a percentage of revenue partially offset by lower selling, general and administrative expense and lower depreciation, depletion and amortization expense, as described above. Our income (loss) from operations as a percentage of revenue declined to (5.4)% for 2010 compared to 6.0% for 2009.

Interest expense, net. Net interest expense for 2010 was down approximately $5.1 million to $20.8 million, compared to $25.9 million for 2009. The decrease is due primarily to the cancellation of Old Notes in accordance with the consummation of the Plan of Reorganization on August 31, 2010 and the cessation of recording interest expense on these notes after filing for Chapter 11 on April 29, 2010. This decrease is partially offset by interest incurred from May 2010 through August 2010 under the debtor-in-possession credit facility which was paid in full and cancelled on August 31, 2010 upon consummation of the Plan. Additionally, the Company incurred interest from September 2010 through December 2010 on borrowings under the Revolving Facility and the Convertible Notes.

Gain on purchases of senior subordinated notes. During the first and second quarters of 2009, we purchased $12.4 million aggregate principal amount of the Old Notes in open-market transactions for approximately $4.8 million. This resulted in a gain of approximately $7.4 million after writing off a total of $0.2 million of previously deferred financing costs associated with the pro-rata amount of the Old Notes purchased. There was no gain recorded during 2010.

Derivative income. During the four month period ended December 31, 2010, we recorded income of approximately $1.0 million related to fair value changes in our embedded Convertible Notes derivative and warrants. This fair value change was due primarily to changes in the price of our common stock and market changes in conventional debt interest rates.

Reorganization items. The net gain from reorganization items of $66.8 million during the eight-month period ended August 31, 2010 consisted of a $151.9 million gain on the cancellation of the Old Notes, partially offset by a $71.4 million loss on asset valuations resulting from fresh start accounting and $13.7 million of professional fees and other reorganization costs. Additionally, there was a $7.6 million loss on asset valuations resulting from fresh start accounting included in discontinued operations related to our California precast operations that were sold in August 2012. There was no gain or loss recorded in 2009 for reorganization items.

Income tax provision (benefit). We recorded income tax expense allocated to continuing operations equal to approximately $1.6 million for the eight month period ended August 31, 2010. We recorded an income tax benefit of $1.0 million for the four month period ended December 31, 2010 and an income tax benefit of $0.3 million for the year ended December 31, 2009. Our effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of our deferred tax assets. In addition, certain state income taxes are calculated on bases different than pre-tax income (loss). This resulted in recording income tax expense in certain states that experience a pre-tax loss.

Loss from discontinued operations. On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle Precast, Inc. (“Oldcastle”) for $21.3 million in cash, plus net working capital adjustments.  The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items.  The transaction was completed on August 20, 2012. In August 2010, we entered into a redemption agreement to exit the Michigan market with the divestiture of our interest in Superior. This divestiture closed in September 2010.  The results of operations for these units have been included in discontinued operations for the periods presented.

Inflation

We experienced minimal increases in operating costs during 2009 through 2011 related to inflation. However, in non-recessionary conditions, cement prices and certain other raw material prices, including aggregates, have generally risen faster than regional inflationary rates. When these price increases have occurred, we have been able to partially mitigate our cost increases with price increases we obtained for our products. We have experienced increases in our fuel costs due to higher diesel fuel prices during 2010 and 2011. While we are able to pass some of this cost on in the form of higher prices for our products, the cost of fuel has risen more sharply than our prices.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of U.S. Concrete, Inc.:

In our opinion, the accompanying consolidated balance sheets as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in equity and cash flows for the year ended December 31, 2011 and for the period from September 1, 2010 through December 31, 2010 present fairly, in all material respects, the financial position of U.S. Concrete, Inc. and its subsidiaries (Successor) at December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011 and for the period from September 1, 2010 through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the United States Bankruptcy Court for the District of Delaware confirmed the Company's Joint Plan of Reorganization (the "Plan") on July 29, 2010. Confirmation of the Plan resulted in the discharge of all outstanding obligations under the Company's 8.375% Senior Subordinated Notes and substantially alters the rights and interests of equity security holders as provided for in the Plan. The Plan was consummated on August 31, 2010 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting on August 31, 2010.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 14, 2012, except for the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is February 6, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of U.S. Concrete, Inc.:

In our opinion, the accompanying consolidated statements of operations, changes in equity and cash flows for the period from January 1, 2010 through August 31, 2010 and for the year ended December 31, 2009 present fairly, in all material respects, the results of operations and cash flows of U.S. Concrete, Inc. and its subsidiaries (Predecessor) for the period from January 1, 2010 through August 31, 2010 and for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company and substantially all of its subsidiaries filed a petition on April 29, 2010 with the United States Bankruptcy Court for the District of Delaware for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Joint Plan of Reorganization was consummated on August 31, 2010 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 11, 2011, except for the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is February 6, 2013

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, including share amounts)

	December 31,
	(Successor) 2011	(Successor) 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,229	$5,290
Trade accounts receivable, net	82,195	74,534
Inventories	33,156	29,396
Deferred income taxes	4,573	4,042
Prepaid expenses	3,785	3,803
Other current assets	5,962	6,366
Total current assets	133,900	123,431
Property, plant and equipment, net	126,225	140,274
Goodwill	1,481	1,481
Other assets	8,048	9,529
Assets held for sale	—	813
Total assets	$269,654	$275,528

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$615	$1,164
Accounts payable	46,749	37,056
Accrued liabilities	31,233	31,253
Derivative liabilities	2,305	15,727
Total current liabilities	80,902	85,200
Long-term debt, net of current maturities	60,471	52,017
Other long-term obligations and deferred credits	6,547	7,429
Deferred income taxes	5,654	4,749
Total liabilities	153,574	149,395

Commitments and contingencies (Note 18)

Equity:
Preferred stock, $0.001 par value per share (10,000 shares authorized; none issued)	—	—
Common stock, $0.001 par value per share (100,000 shares authorized; 12,867 and 11,928 shares issued and outstanding as of December 31, 2011 and 2010)	13	12
Additional paid-in capital	133,939	131,875
Accumulated deficit	(17,457)	(5,754)
Cost of treasury stock, 60 common shares as of December 31, 2011	(415)	—
Total equity	116,080	126,133
Total liabilities and equity	$269,654	$275,528

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Successor		Predecessor
	Year Ended December 31, 2011	Period from September 1 through December 31, 2010	Period from January 1 through August 31, 2010	Year Ended December 31, 2009

Revenue	$452,520	$141,365	$278,606	$449,154
Cost of goods sold before depreciation, depletion and amortization	399,542	120,842	241,999	381,406
Goodwill and other asset impairments	—	—	—	47,595
Selling, general and administrative expenses	50,440	17,771	35,778	54,328
(Gain) loss on sale of assets	(1,221)	6	78	2,384
Depreciation, depletion and amortization	18,789	6,564	15,514	24,277
Loss from operations	(15,030)	(3,818)	(14,763)	(60,836)
Interest expense, net	(11,057)	(3,385)	(17,369)	(25,941)
Gain on purchases of senior subordinated notes	—	—	—	7,406
Derivative income	13,422	996	—	—
Other income, net	1,109	134	512	1,271
Loss from continuing operations before reorganization items and income taxes	(11,556)	(6,073)	(31,620)	(78,100)
Reorganization items (Note 14)	—	—	66,776	—
Income (loss) from continuing operations before income taxes	(11,556)	(6,073)	35,156	(78,100)
Income tax provision (benefit)	(780)	(964)	1,561	(311)
Net income (loss) from continuing operations	(10,776)	(5,109)	33,595	(77,789)
Loss from discontinued operations, net of taxes and loss attributable to non-controlling interest	(927)	(645)	(20,750)	(10,449)
Net income (loss) attributable to stockholders	$(11,703)	$(5,754)	$12,845	$(88,238)

Income (loss) per share attributable to stockholders:
Net income (loss) from continuing operations	$(0.89)	$(0.43)	$0.92	$(2.15)
Loss from discontinued operations, net of income tax	(0.08)	(0.05)	(0.57)	(0.29)
Net income (loss)	$(0.97)	$(0.48)	$0.35	$(2.44)

Weighted average shares outstanding:
Basic and diluted	12,029	11,928	36,699	36,169

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Non- Controlling Interest	Total Equity (Deficit)
	# of Shares	Par Value
BALANCE, December 31, 2008 (Predecessor)	36,793	$37	$265,453	$(192,564)	$(3,130)	$10,567	$80,363
Employee purchase of ESPP shares	408	—	472	—	—	—	472
Stock-based compensation	497	1	2,381	—	—	—	2,382
Cancellation of shares	(47)	—	—	—	—	—	—
Purchase of treasury shares	(93)	—	—	—	(154)	—	(154)
Capital contribution to Superior Materials Holdings, LLC	—	—	—	—	—	1,609	1,609
Net loss	—	—	—	(88,238)	—	(6,625)	(94,863)
BALANCE, December 31, 2009 (Predecessor)	37,558	$38	$268,306	$(280,802)	$(3,284)	$5,551	$(10,191)
Stock-based compensation	—	—	1,073	—	—	—	1,073
Cancellation of shares	(70)	—	—	—	—	—	—
Purchase of treasury shares	(123)	—	—	—	(70)	—	(70)
Capital contribution to Superior Materials Holdings, LLC	—	—	—	—	—	2,481	2,481
Net loss	—	—	—	(55,751)	—	(8,032)	(63,783)
BALANCE, August 31, 2010 (Predecessor)	37,365	$38	$269,379	$(336,553)	$(3,354)	$—	$(70,490)
Cancellation of predecessor common stock	(37,365)	(38)	(3,316)	—	3,354	—	—
Plan of reorganization and fresh start valuation adjustments	—	—	1,895	68,595	—	—	70,490
Elimination of predecessor accumulated deficit	—	—	(267,958)	267,958	—	—	—
BALANCE, August 31, 2010 (Predecessor)	—	$—	$—	$—	$—	$—	$—
Issuance of new common stock in connection with emergence from Chapter11	11,928	12	131,571	—	—	—	131,583
BALANCE, August 31, 2010 (Successor)	11,928	$12	$131,571	$—	$—	$—	$131,583
Stock-based compensation	—	—	304	—	—	—	304
Net loss	—	—	—	(5,754)	—	—	(5,754)
BALANCE, December 31, 2010 (Successor)	11,928	$12	$131,875	$(5,754)	$—	$—	$126,133
Stock-based compensation	999	1	2,064	—	—	—	2,065
Purchase of treasury shares	(60)	—	—	—	(415)	—	(415)
Net loss	—	—	—	(11,703)	—	—	(11,703)
BALANCE, December 31, 2011 (Successor)	12,867	$13	$133,939	$(17,457)	$(415)	$—	$116,080

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Successor		Predecessor
	Year Ended December 31, 2011	Period from September 1 through December 31, 2010	Period from January 1 through August 31, 2010	Year Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(11,703)	$(5,754)	$4,811	$(94,863)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill and other asset impairments	—	—	18,200	54,745
Reorganization items	—	—	(57,686)	—
Depreciation, depletion and amortization	19,662	6,882	18,403	29,621
Debt issuance cost amortization	3,723	1,104	7,756	1,805
Gain on purchases of senior subordinated notes	—	—	—	(7,406)
Net (gain) loss on sale of assets	(1,221)	(11)	78	2,267
Net gain on derivative	(13,422)	(996)	—	—
Deferred income taxes	374	(93)	(966)	851
Provision for doubtful accounts	1,970	567	1,200	3,282
Stock-based compensation	2,065	304	1,073	2,382
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(9,631)	10,869	(26,119)	22,136
Inventories	(3,460)	(678)	(2,310)	1,697
Prepaid expenses and other current assets	879	2,459	(3,158)	6,618
Other assets and liabilities, net	(152)	(1,002)	249	(1,708)
Accounts payable and accrued liabilities	9,372	(19,331)	12,423	(13,416)
Net cash provided by (used in) operating activities	(1,544)	(5,680)	(26,046)	8,011
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,361)	(1,790)	(4,475)	(13,939)
Payments for acquisitions	(250)	(676)	—	(5,214)
Proceeds from disposals of property, plant and equipment	2,682	31	252	10,135
Other investing activities	—	(640)	—	—
Net cash used in investing activities	(3,929)	(3,075)	(4,223)	(9,018)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Convertible Notes	—	—	55,000	—
Proceeds from Credit Agreement	150,239	47,214	2,063	—
Repayments on Credit Agreement	(143,442)	(39,214)	(2,063)	—
Proceeds from prepetition borrowings	—	—	51,172	190,293
Repayments of prepetition borrowings	—	—	(67,872)	(185,888)
Proceeds from debtor-in-possession facility	—	—	161,182	—
Repayments from debtor-in-possession facility	—	—	(161,182)	—
Net proceeds from (repayments on) other borrowings	—	(408)	1,251	—
Financing costs	(375)	—	(9,469)	—
Purchases of senior subordinated notes	—	—	—	(4,810)
Payments for seller financed debt and Michigan redemption	(1,595)	—	—	—
Proceeds from issuances of common stock	—	—	—	472
Purchase of treasury shares	(415)	—	(70)	(154)
Non-controlling interest capital contributions	—	—	2,481	—
Net cash provided by (used in) financing activities	4,412	7,592	32,493	(87)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,061)	(1,163)	2,224	(1,094)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,290	6,453	4,229	5,323
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,229	$5,290	$6,453	$4,229

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$7,180	$1,690	$2,687	$25,056
Cash (refund) paid for income taxes	$324	$(849)	$252	$(4,663)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Our Company, a Delaware corporation, provides ready-mixed concrete, precast concrete products and concrete-related products and services to the construction industry in several major markets in the United States. U.S. Concrete, Inc. is a holding company and conducts its businesses through its consolidated subsidiaries. In these Notes to consolidated financial statements, we refer to U.S. Concrete, Inc. and its subsidiaries as “we,” “us” or “U.S. Concrete” unless we specifically state otherwise or the context indicates otherwise.

Basis of Presentation

The consolidated financial statements consist of the accounts of U.S. Concrete, Inc. and its wholly owned subsidiaries. All significant intercompany account balances and transactions have been eliminated. In August 2012, we executed and closed on a definitive asset purchase agreement to sell substantially all of the Company's California precast operations. In August 2010, we entered into a redemption agreement to redeem our 60% interest in our Michigan subsidiary, Superior Materials Holdings, LLC (“Superior”). This redemption was finalized and closed on September 30, 2010. These transactions are discussed in Note 3. The results of operations of Superior, net of the minority owner’s 40% interest, and of the California precast operations have been included in discontinued operations in our consolidated statements of operations for all periods presented. We reflect the minority owner’s 40% interest in income, net assets and cash flows of Superior as a non-controlling interest in our consolidated financial statements.

On July 29, 2010, the United States Bankruptcy Court entered an order confirming the Joint Plan of Reorganization (the “Plan”) of the Company and certain of our subsidiaries (the “Debtors”). On August 31, 2010, (the “Effective Date”), the Debtors consummated their reorganization under the Bankruptcy Code and the Plan became effective. We applied the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 852 “Reorganizations” to our financial statements while the Debtors operated under the provisions of Chapter 11 of the United States Bankruptcy Code. As of the Effective Date, we applied fresh-start accounting under the provisions of ASC 852. The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes. Accordingly, our financial statements prior to August 31, 2010 are not comparable with our financial statements for periods on or after August 31, 2010. References to “Successor” refer to the Company on or after August 31, 2010, after giving effect to the provisions of the Plan and the application of fresh-start accounting. References to “Predecessor” refer to the Company prior to August 31, 2010.

Cash and Cash Equivalents

We record as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. Cash held as collateral or escrowed for contingent liabilities is included in other current and noncurrent assets based on the expected release date of the underlying obligation.

Inventories

Inventories consist primarily of cement and other raw materials, precast concrete products and building materials that we hold for sale or use in the ordinary course of business. Inventories are stated at the lower of cost or fair market value using the average cost and first-in, first-out methods. We reduce the carrying value of our inventories for estimated excess and obsolete inventories equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future product demand and market conditions. Once the new cost basis is established, the value is not increased with any changes in circumstances that would indicate an increase after the remeasurement. If actual product demand or market conditions are less favorable than those projected by management, inventory write-downs may be required that could result in a material change to our consolidated results of operations or financial position.

Prepaid Expenses

Prepaid expenses primarily include amounts we have paid for insurance, licenses, taxes, rent and maintenance contracts. We expense or amortize all prepaid amounts as used or over the period of benefit, as applicable

Property, Plant and Equipment, Net

We state property, plant and equipment at cost and use the straight-line method to compute depreciation of these assets other than mineral deposits over the following estimated useful lives: buildings and land improvements, from 10 to 40 years; machinery and equipment, from 10 to 30 years; mixers, trucks and other vehicles, from six to 12 years; and other, from three to 10 years. We capitalize leasehold improvements on properties held under operating leases and amortize those costs over the lesser of their estimated useful lives or the applicable lease term. We compute depletion of mineral deposits as such deposits are extracted utilizing the units-of-production method. We expense maintenance and repair costs when incurred and capitalize and depreciate expenditures for major renewals and betterments that extend the useful lives of our existing assets. When we retire or dispose of property, plant or equipment, we remove the related cost and accumulated depreciation from our accounts and reflect any resulting gain or loss in our statements of operations.

We evaluate the recoverability of our long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Such evaluations for impairment are significantly impacted by estimates of future prices for our products, capital needs, economic trends in the applicable construction sector and other factors. If we consider such assets to be impaired, the impairment we recognize is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of by sale are reflected at the lower of their carrying amounts, or fair values, less cost to sell. See Note 5 for further discussion of asset impairments during 2009.

Goodwill

Goodwill represents the amount by which the total purchase price we have paid for acquisitions exceeds our estimated fair value of the net tangible assets acquired. We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. We generally test for goodwill impairment in the fourth quarter of each year, because this period gives us the best visibility of the reporting units’ operating performances for the current year (seasonally, April through October are highest revenue and production months) and outlook for the upcoming year, since much of our customer base is finalizing operating and capital budgets. We test goodwill for impairment loss under a two-step approach, as defined by authoritative accounting guidance. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss. This is determined by comparison of the implied fair value of the reporting units’ goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting units’ goodwill exceeds the implied fair value of that goodwill, we recognize an impairment loss as expense. See Note 2 for further discussion of goodwill.

Debt Issue Costs

We amortize debt issue costs related to our Credit Agreement and Convertible Notes as interest expense over the scheduled maturity period of the debt. Unamortized debt issuance costs were $7.2 million and $8.7 million as of December 31, 2011 and 2010, respectively. We include unamortized debt issue costs in other assets.

Allowance for Doubtful Accounts

We provide an allowance for accounts receivable we believe may not be collected in full. A provision for bad debt expense recorded to selling, general and administrative expenses increases the allowance. Accounts receivable are written off when we determine the receivable will not be collected. Accounts receivable that we write off our books decrease the allowance. We determine the amount of bad debt expense we record each period and the resulting adequacy of the allowance at the end of each period by using a combination of historical loss experience, a customer-by-customer analysis of our accounts receivable balances each period and subjective assessments of our bad debt exposure.

Revenue and Expenses

We derive substantially all of our revenue from the production and delivery of ready-mixed concrete, precast concrete products, onsite products and related building materials. We recognize revenue when products are delivered. Amounts billed to customers for delivery costs are classified as a component of total revenues and the related delivery costs (excluding depreciation) are classified as a component of total cost of goods sold. Cost of goods sold consists primarily of product costs and operating expenses (excluding depreciation, depletion and amortization). Operating expenses consist primarily of wages, benefits, insurance and other expenses attributable to plant operations, repairs and maintenance, and delivery costs. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, and trade show expenses. General and administrative expenses consist primarily of executive and administrative compensation and benefits, office rent, utilities, communication and technology expenses, provision for doubtful accounts and professional fees.

Insurance Programs

We maintain third-party insurance coverage against certain risks. Under our insurance programs, we share the risk of loss with our insurance underwriters by maintaining high deductibles subject to aggregate annual loss limitations. In connection with these automobile, general liability and workers’ compensation insurance programs, we have entered into standby letters of credit agreements totaling $13.8 million at December 31, 2011. We fund our deductibles and record an expense for losses we expect under the programs. We determine expected losses using a combination of our historical loss experience and subjective assessments of our future loss exposure. The estimated losses are subject to uncertainty from various sources, including changes in claim reporting patterns, claim settlement patterns, judicial decisions, legislation and economic conditions. The amounts accrued for self-insured claims were $9.9 million as of December 31, 2011 and $10.6 million as of December 31, 2010. We include those accruals in accrued liabilities.

Income Taxes

We use the liability method of accounting for income taxes. Under this method, we record deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and use enacted tax rates and laws that we expect will be in effect when we recover those assets or settle those liabilities, as the case may be, to measure those taxes. We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. We have a valuation allowance of $38.8 million and $36.5 million as of December 31, 2011 and 2010, respectively.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, trade receivables, trade payables, long-term debt and derivative liabilities. We consider the carrying values of cash and cash equivalents, trade receivables and trade payables to be representative of their respective fair values because of their short-term maturities or expected settlement dates. The carrying value of outstanding amounts under our Revolving Facility approximates fair value due to the floating interest rate, and the fair value of our Convertible Notes was approximately $53.8 million at December 31, 2011. The fair value of the embedded derivative in our Convertible Notes that was bifurcated and separately valued was $1.6 million at December 31, 2011 and the fair value of issued warrants was $0.7 at the same date. See Note 11 to our consolidated financial statements for further information regarding our derivative liabilities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions that we consider significant in the preparation of our financial statements include those related to our allowance for doubtful accounts, goodwill, accruals for self-insurance, income taxes, the valuation of inventory and the valuation and useful lives of property, plant and equipment.

Stripping Costs

We include post-production stripping costs in the cost of inventory produced during the period these costs are incurred. Post-production stripping costs represent stripping costs incurred after the first saleable minerals are extracted from the mine.

Loss Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period after giving effect to all potentially dilutive securities outstanding during the period.

 For the year ended December 31, 2011, our potentially dilutive shares include the shares underlying our Convertible Notes, restricted stock, restricted stock units and stock options. The Convertible Notes may be converted into 5.2 million shares of our common stock and as of December 31, 2011, there were restricted stock, restricted stock units and stock options that could result in the inclusion of 0.8 million shares of common stock in the diluted earnings per share calculation. For the years ended December 31, 2010 and 2009 our potentially dilutive shares included stock options and stock awards. These potentially dilutive shares were excluded from the computation of diluted earnings per share for the years ended December 31, 2011, 2010, and 2009 because their effect would have been anti-dilutive.

Comprehensive Income

Comprehensive income represents all changes in equity of an entity during the reporting period, except those resulting from investments by and distributions to stockholders. For each of the three years in the period ended December 31, 2011, no differences existed between our consolidated net income and our consolidated comprehensive income.

Stock-based Compensation

Stock based employee compensation cost is measured at the grant date based on the calculated fair value of the award. We recognize expense over the employee’s requisite service period, generally the vesting period of the award. The related excess tax benefit received upon exercise of stock options or vesting of restricted stock, if any, is reflected in the statement of cash flows as a financing activity rather than an operating activity.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative accounting guidance related to “Disclosures about an Employer's Participation in a Multiemployer Plan,” which amended existing authoritative accounting guidance related to “Compensation-Retirement Benefits-Multiemployer Plans.” The update requires additional disclosures regarding the significant multiemployer plans in which an employer participates, the level of an employer's participation including contributions made, and whether the contributions made represent more than five percent of the total contributions made to the plan by all contributing employers. The expanded disclosures also address the financial health of significant multiemployer plans including the funded status and existence of funding improvement plans, the existence of imposed surcharges on contributions to the plan, as well as the nature of employer commitments to the plan. The guidance was effective for annual periods for fiscal years ending after December 15, 2011. The amendments should be applied retrospectively for all prior periods presented. See Note 20 for this disclosure.

In September 2011, the FASB issued authoritative accounting guidance which relates to testing goodwill for impairment and amends current guidance to simplify how entities test goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in existing authoritative accounting guidance. Under this amendment, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. This pronouncement is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect this guidance to have a material effect on our consolidated financial statements.

In June 2011, the FASB issued authoritative accounting guidance related to “Presentation of Comprehensive Income” which amended existing accounting guidance related to “Comprehensive Income.” The update gives companies the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in the update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The amendments should be applied retrospectively for all prior periods presented. Early adoption is permitted because compliance with the amendments is already permitted. We do not expect this guidance to have a material effect on our consolidated financial statements.

2.     GOODWILL

We record as goodwill the amount by which the total purchase price we pay in our acquisition transactions exceeds our estimated fair value of the identifiable net assets we acquire. We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. We generally test for goodwill impairment in the fourth quarter of each year, because this period gives us the best visibility of the reporting units’ operating performances for the current year (seasonally, April through October are highest revenue and production months) and outlook for the upcoming year, since much of our customer base is finalizing operating and capital budgets. The impairment test we use consists of comparing our estimates of the current fair values of our reporting units with their carrying amounts. We currently have eight reporting units and only one reporting unit contains goodwill. Reporting units are organized based on our two product segments ((1) ready-mix concrete and concrete related products and (2) precast concrete products) and geographic regions. We did not have a goodwill balance after the implementation of fresh start accounting on August 31, 2010. We acquired three ready-mix concrete plants during October 2010 which resulted in the recording of approximately $1.5 million of goodwill. We tested this goodwill for impairment on October 1, 2011 and there was no impairment.

There was no impairment recorded as a result of the fourth quarter 2009 test. During the third quarter of 2009, we sold our ready-mixed concrete plants in Sacramento, California (see Note 3). These plants and operations were included in our northern California ready-mixed concrete reporting unit and $3.0 million of goodwill was allocated to these assets and included in the calculation of loss on sale. Concurrent with this sale, we performed an impairment test on the remaining goodwill for this reporting unit and on all other reporting units with remaining goodwill as a result of economic conditions. During the third quarter of 2009, we recorded an impairment charge of $45.8 million, of which $42.2 million was related to our northern California reporting unit and the remaining amount related to our Atlantic Region reporting unit.

As of December 31, 2011 and 2010, U.S. Concrete had no intangible assets with indefinite lives other than goodwill.

The change in goodwill from January 1, 2010 to December 31, 2011 is as follows (in thousands):

	Ready-Mixed Concrete and Concrete-Related Products	Precast Concrete Products	Total
Balance at January 1, 2010 (Predecessor):
Goodwill	$332,994	$45,095	$378,089
Accumulated impairment	(328,958)	(35,068)	(364,026)
	4,036	10,027	14,063
Fresh-start accounting adjustments	(4,036)	(10,027)	(14,063)
Balance at August 31, 2010 (Successor)	—	—	—
Acquisitions (see Note 3)	1,481	—	1,481
Balance at December 31, 2010 (Successor)	$1,481	$—	$1,481

Balance at December 31, 2010 (Successor):
Goodwill	$1,481	$—	$1,481
Accumulated impairment	—	—	—
Balance at December 31, 2011 (Successor)	$1,481	$—	$1,481

3. ACQUISITIONS, DISPOSITIONS AND ASSETS HELD FOR SALE

Superior Redemption

Certain of our subsidiaries (the “Joint Venture Partners”) and Edw. C. Levy Co. (“Levy”) were members of Superior and each held “Shares” of Superior, as defined in the Superior Operating Agreement, dated April 1, 2007 (the “Operating Agreement”). In August 2010, we entered into the Redemption Agreement (the “Redemption Agreement”) with the Joint Venture Partners, Superior and Levy, regarding the redemption of the Joint Venture Partners’ Shares by Superior (the “Redemption”). In September 2010, we entered into a Joinder Agreement to the Redemption Agreement with the Joint Venture Partners, Superior, Levy, VCNA Prairie, Inc. (the “New Joint Venture Partner”) and Votorantim Cement North America, Inc. (“VCNA”), whereby the New Joint Venture Partner and VCNA became parties to the Redemption Agreement. On September 30, 2010, the Company completed the disposition of its interest in Superior pursuant to the Redemption Agreement.

Pursuant to the Redemption Agreement, as consideration for the Redemption, Superior, Levy, the New Joint Venture Partner, and VCNA (the “Indemnifying Parties”) agreed to indemnify us and the Joint Venture Partners from, among other items: (i) facts or circumstances that occur on or after the closing of the Redemption (the “Closing”) and which relate to the post-closing ownership or operation of Superior; (ii) the Agreement Approving Asset Sale with Central States, Southeast Areas Pension Fund, dated March 30, 2007; (iii) the Company’s obligation to provide retiree medical coverage to current and former Levy subsidiary employees of Superior and its affiliates pursuant to the collective bargaining agreement between Superior and the Teamster’s Local Union No. 614; and (iv) Superior’s issuance of 500 Shares to the New Joint Venture Partner.

At the closing of the Redemption on September 30, 2010, the Company and the Joint Venture Partners collectively paid $640,000 in cash and issued a $1.5 million promissory note (the “Promissory Note”) to Superior as partial consideration for the indemnification and other consideration provided by the Indemnifying Parties pursuant to the Redemption Agreement.  We made payments of $750,000 in each of January 2011 and January 2012 to satisfy our obligation under this promissory note. The payment due in January 2012 is included in accrued liabilities on the condensed consolidated balance sheet. Additionally, we recognized a loss of approximately $11.8 million from the redeeming of our interest in Superior. We and the Joint Venture Partners also agreed, for a period of five (5) years after the Closing, not to compete with Superior in the State of Michigan, subject to certain exceptions.

The results of Superior have been included in discontinued operations for the periods presented in the condensed consolidated statements of operations. See Note 4 for more information.

Sale of California Precast Operations

On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle Precast, Inc. (“Oldcastle”) for $21.3 million in cash, plus net working capital adjustments.  The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items.  The transaction was completed on August 20, 2012.  The results of operations for these units have been included in discontinued operations for the periods presented.
Other
In April 2011, we purchased the assets of a one-plant ready-mixed concrete operation in our west Texas market for $0.2 million in cash. In October 2010, we acquired three ready-mixed concrete plants and related assets in our west Texas market for approximately $3.0 million, plus the value of the inventory on hand at closing. We made cash payments of $0.4 million at closing and issued promissory notes for the remaining $2.6 million. We made cash payments on these notes of approximately $0.8 million during the year ended December 31, 2011.

During the second quarter of 2010, we made the decision to dispose of some of our transport equipment in northern California, and classified these assets as held for sale. These assets were recorded at the estimated fair value less costs to sell of approximately $0.8 million. In March 2011, we completed the sale of our transport equipment for approximately $0.9 million.

In September 2009, we sold our ready-mixed concrete plants in Sacramento, California for approximately $6.0 million, plus a payment for inventory on hand at closing. This sale resulted in a pre-tax loss of approximately $3.0 million after the allocation of approximately $3.0 million of goodwill related to these assets.

In May 2009, we acquired substantially all the assets of a concrete recycling business in Queens, New York. We used borrowings under our revolving credit facility to fund the cash purchase price of approximately $4.5 million.

The pro forma impacts of our 2010 and 2009 acquisitions have not been included due to the fact that they were immaterial to our financial statements individually and in the aggregate.

4.    DISCONTINUED OPERATIONS

As disclosed in Note 3, we closed on the redemption of our 60% interest in Superior in September 2010 and completed the sale of our California precast operations in August 2012. We have presented the results of operations for these transactions for all periods as discontinued operations.

The results of discontinued operations included in the accompanying consolidated statements of operations were as follows (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2011	Period from September 1 through December 31, 2010	Period from January 1 through August 31, 2010	Year Ended December 31, 2009
Revenue	$42,488	$17,514	$57,767	$85,331
Operating expenses	(43,417)	(18,011)	(62,105)	(95,249)
Gain (loss) on redemption and disposal of assets	—	17	(18,180)	117
Goodwill and other asset impairments	—	(120)	—	(7,150)
Reorganization items	—	—	(7,585)	—
Loss from discontinued operations, before income taxes and non-controlling interest	(929)	(600)	(30,103)	(16,951)
Income tax benefit (expense)	2	(45)	1,343	(123)
Loss from discontinued operations before non controlling interest	(927)	(645)	(28,760)	(17,074)
Non-controlling interest	—	—	8,010	6,625
Loss from discontinued operations	$(927)	$(645)	$(20,750)	$(10,449)

The Superior redemption was completed in September 2010. Accordingly, there were no assets and liabilities of Superior reflected on the consolidated balance sheets as of December 31, 2011 and 2010. In August 2010, we entered into the Redemption Agreement and, in accordance with authoritative accounting guidance, wrote the net assets of Superior down to the fair value less costs to sell. Below is a summary of the assets and liabilities from our California precast operations as of December 31, 2011 and 2010 (in thousands):

	December 31,
	2011	2010
Cash and cash equivalents	$317	$293
Trade accounts receivable, net	8,742	4,919
Inventories	6,870	7,050
Property, plant and equipment, net	7,203	7,880
Other assets	482	304
Total assets	$23,614	$20,446

Accounts payable	$3,412	$1,179
Accrued liabilities	1,819	1,621
Total liabilities	$5,231	$2,800

Trade accounts receivable was net of allowances of $0.1 million as of both December 31, 2011 and 2010.  Property, plant and equipment was net of depreciation of $1.1 million and $0.3 million as of December 31, 2011 and 2010, respectively.

5.     ASSET IMPAIRMENTS

As described in Note 3, we redeemed our interest in Superior on September 30, 2010. However, we evaluated the recoverability of all our long-lived assets during the third quarter of 2009 given economic conditions. We measured recoverability by comparing the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. The Michigan market was significantly impacted by the global economic downturn and by events specific to its region, including the difficult operating conditions of the U.S. automotive industry, high unemployment rates and lack of public works spending. The decline in construction activity in each of our end-use markets negatively affected our outlook of future sales growth and cash flow. We identified an impairment related to the property, plant and equipment in our Michigan market and recorded a charge of $8.8 million, which represents the amount that the carrying value of these assets exceeded estimated fair value. This impairment included approximately $1.6 million on assets which were 100% owned by us and not Superior. The impairment related to Superior is included in discontinued operations.

6.    STOCK-BASED COMPENSATION

Management Equity Incentive Plan

We adopted a management equity incentive plan (the “Incentive Plan”) via approval of the Bankruptcy Court, effective as of August 31, 2010, under which 9.5% of the equity of the reorganized Company authorized pursuant to the Plan, on a fully-diluted basis, is reserved for issuance as equity-based awards to management and employees, and 0.5% of such equity, on a fully-diluted basis, is reserved for issuance to directors of the reorganized Company. The Incentive Plan enables us to grant stock options, stock appreciation rights, stock awards, cash awards and performance awards.

We reserved 2.2 million shares of common stock for use in connection with the Incentive Plan and as of December 31, 2011, there were 0.8 million shares remaining for future issuance.  By no later than the fifth anniversary of the Effective Date, all shares of common stock reserved for issuance under the Incentive Plan are required to be subject to an outstanding award or to have been delivered pursuant to the settlement of an award.  Within thirty days following the Effective Date, thirty-five percent of the shares of common stock available for delivery pursuant to awards were required to be allocated to employee awards.  No more than five percent of the shares of Common Stock available for delivery pursuant to awards were to be allocated to director awards.  Each participant who receives an award in the form of restricted stock units will also concurrently receive an award for an equal amount of incentive restricted stock units (which represent the right to receive 0.35020 of a share of common stock upon satisfaction of certain criteria).

Predecessor Incentive Plans

Our 2001 Employee Incentive Plan and 2008 Incentive Plan were cancelled as part of our Plan on August 31, 2010. These predecessor plans enabled us to grant nonqualified and incentive options, restricted stock, stock appreciation rights and other long-term incentive awards to our employees and nonemployee directors (except that none of our officers or directors were eligible to participate in our 2001 Plan), and in the case of the 2001 Employee Incentive Plan, also to nonemployee consultants and other independent contractors who provided services to us. Option grants under these plans generally vested either over a four-year period or, in the case of option grants to non-employee directors, six months from the grant.

Stock-Based Compensation

Under authoritative accounting guidance, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the employee’s requisite service period, generally the vesting period of the award. We have elected to use the long-form method of determining our pool of windfall tax benefits as prescribed under authoritative accounting guidance.

For the year ended December 31, 2011, we recognized stock-based compensation expense related to restricted stock, restricted stock units and stock options of approximately $2.1 million. For the four month period ended December 31, 2010, we recognized stock-based compensation expense related to restricted stock units and stock options of approximately $0.3 million. For the eight month period ended August 31, 2010, we recognized stock-based compensation expense related to restricted stock and stock options of approximately $1.1 million. Stock-based compensation expense is reflected in selling, general and administrative expenses in our consolidated statements of operations.

As of December 31, 2011 and 2010, there was approximately $5.0 million and $3.3 million, respectively, of unrecognized compensation cost related to restricted stock awards and stock options which we expect to recognize over a weighted average period of approximately three years.

Restricted Stock Units

Since August 31, 2010, we issued restricted stock units under our incentive compensation plan that generally vest over three years on a quarterly basis. The restricted stock units are subject to restrictions on transfer and certain conditions to vesting. During the restriction period, the holders of restricted stock units are not entitled to vote and receive dividends on those restricted units as the restricted stock units do not represent outstanding shares of our common stock.

Restricted stock unit activity from the Effective Date though December 31, 2011 was as follows (shares in thousands):

	Number of Units	Weighted-Average Grant Date Fair Value
Unvested restricted stock units outstanding at August 31, 2010	—	$—
Granted	412	8.00
Vested	—	—
Canceled	(6)	8.00
Unvested restricted stock units outstanding at December 31, 2010	406	$8.00
Granted	6	9.11
Vested	(164)	8.01
Canceled	(82)	8.00
Unvested restricted stock units outstanding at December 31, 2011	166	$8.03

There was an equivalent number of incentive restricted stock units issued during the four month period ended December 31, 2010 which represent the right to receive 0.35020 of a share of common stock upon satisfaction of certain criteria. The fair value of our restricted stock units was determined based upon the stock price of our common stock on the date of grant. Compensation expense associated with awards of restricted stock units was $1.4 million and $0.3 million for the year ended December 31, 2011 and the four months ended December 31, 2010, respectively.

Restricted Stock

During the year ended December 31, 2011, we issued restricted stock under our incentive compensation plan. The restricted stock is subject to restrictions on transfer and certain conditions to vesting. The restricted stock either vest over four years or vest upon our stock price reaching certain thresholds. During the restriction period, the holders of restricted stock are entitled to vote and receive dividends. The restricted stock represent outstanding shares of our common stock.

Restricted stock activity for the year ended December 31, 2011 was as follows (shares in thousands):

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested restricted stock outstanding at December 31, 2010	—	$—
Granted	836	4.87
Vested	(86)	6.00
Canceled	—	—
Unvested restricted stock outstanding at December 31, 2011	750	$4.74

The fair value of restricted stock subject only to vesting restrictions was determined based upon the stock price of our common stock on the date of grant. The fair value of restricted stock subject to our common stock reaching certain thresholds was determined utilizing a Monte Carlo financial valuation model which is appropriate for path-dependent options. Compensation expense determined utilizing the Monte Carlo simulation will be recognized regardless of whether the common stock reaches the defined thresholds. Compensation expense associated with awards of restricted stock under our incentive compensation plans was $0.6 million for the year ended December 31, 2011.

Predecessor Restricted Stock

We issued restricted stock awards under our predecessor incentive compensation plans prior to the Effective Date. These awards vested over specified periods of time, generally four years. The shares of restricted common stock were subject to restrictions on transfer and certain conditions to vesting. During the restriction period, the holders of restricted shares were entitled to vote and receive dividends, if any, on those shares.

Compensation expense associated with awards of restricted stock under our predecessor incentive compensation plans was $1.0 million for the eight month period ended August 31, 2010 and $2.1 million in 2009.

Stock Options

Proceeds from the exercise of stock options are credited to common stock at par value, and the excess is credited to additional paid-in capital. We estimated the fair value of each of our stock option awards on the date of grant using a Black-Scholes option pricing model. We determined the expected volatility using the historical and implied volatilities of a peer group of companies given the limited trading history of our successor common stock. For each option awarded, the risk-free interest rate was based on the U.S. Treasury yield in effect at the time of grant for periods corresponding with the expected life of the option. The expected life of an option represents the weighted average period of time that an option grant is expected to be outstanding, giving consideration to its vesting schedule and historical exercise patterns. The significant weighted-average assumptions relating to the valuation of our stock options were as follows:

Four Month Period Ended December 31, 2010
Dividend yield	0.0%
Volatility rate	40%
Risk-free interest rate	2.01%
Expected option life (years)	4-7

The stock option grants in 2011 were not material. We granted approximately 245,000 stock options during the four month period ended December 31, 2010. Compensation expense related to stock options was approximately $0.1 million during the year ended December 31, 2011 and approximately $30,000 during the four month period ended December 31, 2010. Stock option activity information for the year ended December 31, 2011 was as follows (shares in thousands):

	Number of Shares Underlying Options	Weighted-Average Exercise Price
Options outstanding at December 31, 2010	240	$17.23
Granted	5	17.23
Exercised	—	—
Canceled	(67)	17.23
Options outstanding at December 31, 2011	178	$17.23
Options exercisable at December 31, 2011	88	$17.23

The aggregate intrinsic value of outstanding options and exercisable options at December 31, 2011 was zero. The weighted average remaining contractual term for outstanding options at December 31, 2011 was approximately nine years. The total fair value of options vested was $0.1 million in 2011. There were no options that vested during the four-month period ended December 31, 2010.

Stock option information related to the nonvested options for the year ended December 31, 2011 was as follows (shares in thousands):

	Number of Shares Underlying Options	Weighted-Average Grant Date Fair Value
Nonvested options outstanding at December 31, 2010	240	$1.46
Granted	5	2.01
Vested	(88)	1.46
Canceled	(67)	1.46
Nonvested options outstanding at December 31, 2011	90	$1.48

Predecessor Stock Options

We estimated the fair value of each of our stock option awards granted under predecessor plans on the date of grant using a Black-Scholes option pricing model. We determined the expected volatility using our common stock’s historic volatility. For each option awarded, the risk-free interest rate was based on the U.S. Treasury yield in effect at the time of grant for periods corresponding with the expected life of the option. The expected life of an option represents the weighted average period of time that an option grant was expected to be outstanding, giving consideration to its vesting schedule and historical exercise patterns.

There were no grants of stock options for the eight month period ended August 31, 2010. We granted 464,000 stock options for the year ended December 31, 2009. Compensation expense related to stock options was approximately $0.1 million for the eight month period ended August 31, 2010 and $0.2 million in 2009.

7. INVENTORIES

Inventory available for sale at December 31 consists of the following (in thousands):

	December 31, 2011	December 31, 2010
Raw materials	$22,936	$20,159
Precast products	6,772	6,518
Building materials for resale	1,992	1,897
Other	1,456	822
	$33,156	$29,396

8.     PROPERTY, PLANT AND EQUIPMENT

A summary of property, plant and equipment is as follows (in thousands):

	December 31, 2011	December 31, 2010
Land and mineral deposits	$43,108	$43,516
Buildings and improvements	14,069	13,295
Machinery and equipment	62,100	57,124
Mixers, trucks and other vehicles	31,138	29,467
Other, including construction in progress	879	3,756
	151,294	147,158
Less: accumulated depreciation and depletion	(25,069)	(6,884)
	$126,225	$140,274

As of December 31, the carrying amounts of mineral deposits were $12.9 million in 2011 and $13.6 million in 2010.

9.    DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Activity in our allowance for doubtful accounts receivable consists of the following (in thousands):

	Successor		Predecessor
	December 31, 2011	December 31, 2010	December 31, 2009
Balance, beginning of period	$567	$—	$3,088
Provision for doubtful accounts	1,970	567	3,282
Uncollectible receivables written off, net of recoveries	—	—	(1,106)
Balance, end of period	$2,537	$567	$5,264

The allowance for doubtful accounts receivable was $4.6 million prior to the adoption of fresh start accounting on August 31, 2010. After the adoption of fresh start accounting, the allowance for doubtful accounts receivable was zero as our accounts receivable balances were recorded at fair value.

Accrued liabilities consist of the following (in thousands):

	December 31, 2011	December 31, 2010
Accrued compensation and benefits	$4,496	$3,695
Accrued interest	664	588
Accrued insurance	10,649	11,424
Accrued property, sales and other taxes	4,251	4,191
Accrued rent	1,933	1,763
Accrued materials	4,907	3,809
Other	4,333	5,783
	$31,233	$31,253

10.    DEBT

A summary of our debt and capital leases is as follows (in thousands):

	December 31, 2011	December 31, 2010
Senior secured credit facility due 2014	$15,116	$8,000
Convertible secured notes due 2015	43,844	41,954
Notes payable and other financing	1,687	2,647
Capital leases	439	580
	61,086	53,181
Less: current maturities	615	1,164
Total long-term debt	$60,471	$52,017

The carrying value of outstanding amounts under our Revolving Facility approximates fair value due to the floating interest rate, and the fair value of our Convertible Notes was approximately $53.8 million, including the embedded derivative of $1.6 million, at December 31, 2011. The carrying value at December 31, 2010 was $63.0 million, including the embedded derivative of $12.5 million. The weighted average interest rate for the Credit Agreement was 4.11% as of December 31, 2011. The weighted average interest rate for the Convertible Notes was 17.16% as of December 31, 2011.

The principal amounts due under our debt and capital leases as of December 31, 2011, for the next five years is as follows (in thousands):

Year ending December 31:
2012	$615
2013	580
2014	15,699
2015	55,349
Later years	—
$72,243

Senior Secured Credit Facility due 2014

 On August 31, 2010, we and certain of our subsidiaries entered into the Senior Secured Credit Facility due 2014 (the “Credit Agreement”), which provides for a $75.0 million asset-based revolving credit facility (the “Revolving Facility”). On November 3, 2011, we entered into the First Amendment to the Credit Agreement. The Credit Agreement matures in August 2014. As of December 31, 2011, we had outstanding borrowings of $15.1 million and $18.7 million of undrawn standby letters of credit under the Revolving Facility. See below for a discussion of the consolidated secured debt ratio included in the Indenture governing our Convertible Notes that could restrict borrowing under the Credit Agreement beginning April 2012.

Under the First Amendment to the Credit Agreement, there is an availability block of $10.0 million. Additionally, beginning on April 1, 2012, at any time that Availability (as defined in the Credit Agreement) is less than $15.0 million, we must maintain a fixed charge coverage ratio of at least 1.0 to 1.0 for the trailing twelve month period until Availability is greater than or equal to $15.0 million for a period of 30 consecutive days. For the trailing twelve month period ending December 31, 2011, our fixed charge coverage ratio was 0.44 to 1. Availability under the Revolving Facility was approximately $31.2 million, after reduction of the $10.0 million block at December 31, 2011. If the Credit Agreement is not adequate to fund our operations, we would need to obtain an amendment to the Credit Agreement, seek other debt financing to provide additional liquidity, or sell assets.

Up to $30.0 million of the Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolving Facility.  Advances under the Revolving Facility are limited by a borrowing base of (a) 85% of the face amount of eligible accounts receivable plus (b) the lesser of (i) 85% of the net orderly liquidation value (as determined by the most recent appraisal) of eligible inventory and (ii) the sum of (A) 50% of the eligible inventory (other than eligible aggregates inventory) and (B) 65% of the eligible aggregates inventory plus (c) the lesser of (i) $15.0 million and (ii) the sum of (A) 85% of the net orderly liquidation value (as determined by the most recent appraisal) of eligible trucks plus (B) 80% of the cost of newly acquired eligible trucks since the date of the latest appraisal of eligible trucks minus (C) the depreciation amount applicable to eligible trucks since the date of the latest appraisal of eligible trucks minus (d) such reserves as the Administrative

Agent may establish from time to time in its permitted discretion.  The Administrative Agent may, in its permitted discretion, reduce the advance rates set forth above, adjust reserves or reduce one or more of the other elements used in computing the borrowing base.

 Under the Credit Agreement, our capital expenditures may not exceed 7.0% of our consolidated annual revenue for the trailing twelve-month period ending on the last day of each fiscal quarter thereafter. Our capital expenditures were $6.4 million for the trailing twelve-month period ended December 31, 2011, which was below the $34.7 million representing 7% of our consolidated annual revenue for the same period. The Revolving Facility requires us to comply with certain other customary affirmative and negative covenants, and contains customary events of default.

At our option, loans may be maintained from time to time at an interest rate equal to the Eurodollar-based rate (“LIBOR”) or the applicable domestic rate (“CB Floating Rate”).  The CB Floating Rate is the greater of (x) the interest rate per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate and (y) the interest rate per annum equal to the sum of 1.0% per annum plus the adjusted LIBOR rate for a one-month interest period, in each case plus the applicable margin. The applicable margin on loans is 2.75% in the case of loans bearing interest at the CB Floating Rate and 3.75% in the case of loans bearing interest at the LIBOR rate. Issued and outstanding letters of credit are subject to a fee equal to the applicable margin then in effect for LIBOR loans, a fronting fee equal to 0.20% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit.  We will also pay a commitment fee on undrawn amounts under the Revolving Facility in an amount equal to 0.75% per annum.  Upon any event of default, at the direction of the required lenders under the Revolving Facility, all outstanding loans and the amount of all other obligations owing under the Revolving Facility will bear interest at a rate per annum equal to 2.0% plus the rate otherwise applicable to such loans or other obligations.

Outstanding borrowings under the Revolving Facility are prepayable, and the commitments under the Revolving Facility may be permanently reduced, without penalty. There are mandatory prepayments of principal in connection with (i) the incurrence of certain indebtedness, (ii) certain equity issuances and (iii) certain asset sales or other dispositions (including as a result of casualty or condemnation).  Mandatory prepayments are applied to repay outstanding loans without a corresponding permanent reduction in commitments under the Revolving Facility and are subject to the terms of an Intercreditor Agreement.

In connection with the Credit Agreement, we and certain of our subsidiaries entered into a Pledge and Security Agreement (the “Security Agreement”) with the Administrative Agent. Pursuant to the Security Agreement, all obligations under the Revolving Facility are secured by (i) a perfected first-priority lien (subject to certain exceptions) in substantially all of our and certain of our subsidiaries’ present and after acquired inventory (including as-extracted collateral), accounts, certain specified mixer trucks, deposit accounts, securities accounts, commodities accounts, letter of credit rights, cash and cash equivalents, general intangibles (other than intellectual property and equity in subsidiaries), instruments, documents, supporting obligations and related books and records and all proceeds and products of the foregoing and (ii) a perfected second-priority lien  (subject to certain exceptions) on substantially all other present and after acquired property (including, without limitation, material owned real estate).

Convertible Secured Notes due 2015

On August 31, 2010, we issued $55.0 million aggregate principal amount of the Convertible Notes pursuant to a subscription offering contemplated by the Plan of Reorganization.  The Convertible Notes are governed by the Indenture, dated as of August 31, 2010. Under the terms of the Indenture, the Convertible Notes bear interest at a rate of 9.5% per annum and will mature on August 31, 2015. Interest payments are payable quarterly in cash in arrears. Additionally, we recorded a discount of approximately $13.6 million related to an embedded derivative that was bifurcated and separately valued (see Note 11). This discount will be accreted over the term of the Convertible Notes and included in interest expense.

The requirement to meet a consolidated secured debt ratio under the Indenture governing our Convertible Notes (the “Indenture”) beginning April 2012 could restrict our ability to borrow the amount available under the Credit Agreement. Commencing April 1, 2012, we must meet a consolidated secured debt ratio (as defined in the Indenture), as of the last day of each fiscal month as shown below:

Consolidated Secured Debt Ratio
Period
April 1, 2012 — March 31, 2013	7.50 : 1.00
April 1, 2013 — March 31, 2014	7.00 : 1.00
April 1, 2014 — March 31, 2015	6.75 : 1.00
April 1, 2015 — and thereafter	6.50 : 1.00

The consolidated secured debt ratio is the ratio of (a) our consolidated total indebtedness (as defined in the Indenture) on the date of determination that constitutes the Convertible Notes, any other pari passu lien obligations and any indebtedness incurred under the Credit Agreement (including any letters of credit issued thereunder) to (b) the aggregate amount of consolidated cash flow (as defined in the Indenture) for our most recent four fiscal quarters.

As of December 31, 2011, and based on consolidated cash flows for the four fiscal quarters ended December 31, 2011, our consolidated secured debt ratio was 8.94 : 1.00. However, the first required testing date for this ratio is as of April 30, 2012 based upon consolidated cash flows for the four fiscal quarters ending March 31, 2012.We believe that we will meet the consolidated secured debt ratio in April 2012. However, in the event that we are not able to meet this ratio then or in the future based on the factors described above, we would need to seek an amendment to the Indenture to provide relief from this covenant. If we do not meet this ratio in April 2012 or thereafter and are unable to obtain an amendment or waiver of default, we could be in default under the Indenture as described below and, among other things, the amount we may borrow under the Credit Agreement could be restricted. Additionally, if our borrowings under the Credit Agreement are restricted, we may not have adequate liquidity to fund our operations. If we were to exceed the consolidated secured debt ratio, this would constitute an event of default under the Indenture if we failed to comply for 30 days after notice of the failure has been given to us by the Trustee or by holders of at least 25% of the aggregate principal amount of the Convertible Notes then outstanding. If an event of default occurs under the Indenture, the Trustee, or holders of at least 25% of the aggregate principal amount of the Convertible Notes then outstanding, may accelerate all aggregate principal and accrued and unpaid interest outstanding, which would become immediately due and payable. An event of default could also trigger cross default provisions in the Credit Agreement which could allow these creditors to accelerate outstanding indebtedness. Absent a waiver, amendment or adequate liquidity to fund operations, we would need to reduce or delay capital expenditures, sell assets, obtain additional capital or restructure or refinance our indebtedness. There can be no assurance that we could obtain additional capital or acceptable financing.

The Convertible Notes are convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock, at an initial conversion rate of 95.23809524 shares of Common Stock per $1,000 principal amount of Convertible Notes (the “Conversion Rate”).  The Conversion Rate is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, combinations or similar events.  In connection with any such conversion, holders of the Convertible Notes to be converted shall also have the right to receive accrued and unpaid interest on such Convertible Notes to the date of conversion (the “Accrued Interest”).  We may elect to pay the Accrued Interest in cash or in shares of Common Stock in accordance with the terms of the Indenture.

In addition, if a “Fundamental Change of Control” (as defined in the Indenture) occurs prior to the maturity date, in addition to any conversion rights the holders of Convertible Notes may have, each holder of Convertible Notes will have (i) a make-whole provision calculated as provided in the Indenture pursuant to which each holder may be entitled to additional shares of Common Stock upon conversion (the “Make Whole Premium”), and (ii) an amount equal to the interest on such Convertible Notes that would have been payable from the date of the occurrence of such Fundamental Change of Control (the “Fundamental Change of Control Date”) through the third anniversary of the Effective Date, plus any accrued and unpaid interest from the Effective Date to the Fundamental Change of Control Date (the amount in this clause (ii), the “Make Whole Payment”).  We may elect to pay the Make Whole Payment in cash or in shares of Common Stock.

If the closing price of the Common Stock exceeds 150% of the Conversion Price (defined as $1,000 divided by the Conversion Rate) then in effect for at least 20 trading days during any consecutive 30-day trading period (the “Conversion Event”), we may provide, at our option, a written notice (the “Conversion Event Notice”) of the occurrence of the Conversion Event to each holder of Convertible Notes in accordance with the Indenture.  Except as set forth in an Election Notice (as defined below), the right to convert Convertible Notes with respect to the occurrence of the Conversion Event shall terminate on the date that is 46 days following the date of the Conversion Event Notice (the “Conversion Termination Date”), such that the holder shall have a 45-day period in which to convert its Convertible Notes up to the amount of the Conversion Cap (as defined below).  Any Convertible Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap shall be, at the holder’s election and upon written notice to the Company (the “Election Notice”), converted into shares of Common Stock on a date or dates prior to the date that is 180 days following the Conversion Termination Date.  The “Conversion Cap” means the number of shares of Common Stock into which the Convertible Notes are convertible and that would cause the related holder to “beneficially own” (as such term is used in the Exchange Act) more than 9.9% of the Common Stock at any time outstanding.

Any Convertible Notes not otherwise converted prior to the Conversion Termination Date or specified for conversion in an Election Notice shall be redeemable, in whole or in part, at our election at any time prior to maturity at par plus accrued and unpaid interest thereon to the Conversion Termination Date.

The Indenture contains certain covenants that restrict our ability to, among other things,

·
•       incur additional indebtedness or issue disqualified stock or preferred stock;

•       pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;

•       sell assets and issue capital stock of our restricted subsidiaries;

•       incur liens;

•       enter into transactions with affiliates; and

•       consolidate, merge or sell all or substantially all of our assets.

The Convertible Notes are guaranteed by each of our existing, and will be guaranteed by each of our future, direct or indirect domestic restricted subsidiaries. In connection with the Indenture, on August 31, 2010, we and certain of our subsidiaries entered into a Pledge and Security Agreement (the “Pledge and Security Agreement”) with the noteholder collateral agent. Pursuant to the Pledge and Security Agreement, the Convertible Notes and related guarantees are secured by first-priority liens on certain of the property and assets directly owned by the Company and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the Administrative Agent) with certain exceptions.  Obligations under the Revolving Facility and those in respect of hedging and cash management obligations owed to the lenders (and their affiliates) that are a party to the Revolving Facility (collectively, the “Revolving Facility Obligations”) are secured by a second-priority lien on such collateral.

The Convertible Notes and related guarantees are also secured by a second-priority lien on the assets of the Company and the guarantors securing the Revolving Facility Obligations on a first-priority basis, including, inventory (including as extracted collateral), accounts, certain specified mixer trucks, general intangibles (other than collateral securing the Convertible Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions.

All of the Company's (the parent company's) existing consolidated subsidiaries are 100% owned and provide a joint and several, full and unconditional guarantee of the securities. The Company has no independent assets or operations, and all subsidiaries other than the guarantor subsidiaries are minor. Additionally, there are no significant restrictions on the ability of the Company or any guarantor to obtain funds from its subsidiaries by dividend or loan.

In connection with the issuance of the Convertible Notes, we entered into a registration rights agreement, dated August 31, 2010 (the “Registration Rights Agreement”), under which we agreed, pursuant to the terms and conditions set forth therein, to register the Convertible Notes and the Common Stock into which the Convertible Notes convert.  Under the Registration Rights Agreement, we were required to use commercially reasonable efforts to file a registration statement covering the resale by the Electing Holders (as defined in the Registration Rights Agreement) of Convertible Notes that are Registrable Securities (as defined in the Registration Rights Agreement) by the first business day following the date that was 366 days following the Effective Date. We were also required to file a registration statement covering the resale of shares of Common Stock that constitute Registrable Securities by the Electing Holders, on a delayed or continuous basis, within 180 days of the Issue Date.  We have filed a registration statement covering the resale of shares of Common Stock that constitute registrable securities for the electing holders as described above, and it was declared effective by the SEC on April 8, 2011. We also filed a registration statement covering the resale of the Convertible Notes that constitute registrable securities for the electing holders as described above, and it was declared effective by the SEC on October 26, 2011.

11.     DERIVATIVES

General

We are exposed to certain risks relating to our ongoing business operations. However, derivative instruments are not used to hedge these risks. We are required to account for derivative instruments as a result of the issuance of warrants and Convertible Notes associated with the emergence from Chapter 11 on August 31, 2010. None of our derivative contracts manage business risk or are executed for speculative purposes.

Our derivative instruments are summarized as follows:

		Fair Value (Successor)
Derivative Instruments not designated as hedging instruments under ASC 815	Balance Sheet Location	December 31, 2011	December 31, 2010
Warrants	Current derivative liabilities	$662	$3,224
Convertible Note embedded derivative	Current derivative liabilities	1,643	12,503
		$2,305	$15,727

The following table presents the effect of derivative instruments on the statement of operations for the year ended December 31, 2011 and the four month period ending December 31, 2010 excluding income tax effects:

Derivative Instruments not designated as hedging instruments under ASC 815	Location of Income/(Loss) Recognized	Year Ended December 31, 2011	Four Months Ended December 31, 2010
Warrants	Derivative income (loss)	$2,562	$(101)
Convertible Note embedded derivative	Derivative income (loss)	10,860	1,097
		$13,422	$996

Warrant and Convertible Note volume positions are presented in the number of shares underlying the respective instruments. The table below presents our volume positions as of December 31, 2011 and December 31, 2010:

Derivative Instruments not designated as hedging instruments under ASC 815	Number of Shares
Warrants	3,000,000
Convertible Note embedded derivative	5,238,095
8,238,095

We do not have any derivative instrument with credit features requiring the posting of collateral in the event of a credit downgrade or similar credit event.

Fair Value Disclosures

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. Accounting guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. We review the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

The following table presents our fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010 (in thousands):

	As of December 31, 2011
	Total	Level 1	Level 2	Level 3
Derivative – Warrants(1)	$662	$—	$—	$662
Derivative – Convertible Notes Embedded Derivative(2)	1,643	—	—	1,643
	$2,305	$—	$—	$2,305

	As of December 31, 2010
	Total	Level 1	Level 2	Level 3
Derivative – Warrants(1)	$3,224	$—	$—	$3,224
Derivative – Convertible Notes Embedded Derivative(2)	12,503	—	—	12,503
	$15,727	$—	$—	$15,727

(1)Represents warrants issued in conjunction with our Plan of Reorganization.

(2)
Represents the compound embedded derivative included in our Convertible Notes (see Note 11). The compound embedded derivative includes the value associated with the noteholders’ conversion option, as well as certain rights to receive “make-whole” amounts. The “make-whole” provision(s) provides that, upon certain contingent events, if conversion is elected on the Convertible Notes, we may be obligated to pay such holder an amount in cash, or shares of common stock to compensate noteholders who have converted early as a result of these contingent events, interest and time value of the conversion option foregone via the conversion.

The Convertible Notes embedded derivative liability was valued using a lattice model for instruments with the option to convert into common equity. The liability for warrants was valued utilizing a Black-Scholes model. Inputs into the model were based upon observable market data where possible.  Where observable market data did not exist, the Company modeled inputs based upon similar observable inputs. The key inputs in determining fair value of our derivative liabilities include our stock price, stock price volatility, risk free interest rates and interest rates for conventional debt of similarly situated companies.

A reconciliation of the changes in Level 3 fair value measurements is as follows for December 31, 2011 and 2010 (in thousands):

	Warrants	Convertible Notes Embedded Derivative
Balance at December 31, 2009	$—	$—
Purchases, issuances, and settlements	3,123	13,600
Total (gains) losses included in earnings	101	(1,097)
Balance at December 31, 2010	3,224	12,503
Purchases, issuances, and settlements	—	—
Total gains included in earnings	(2,562)	(10,860)
Balance at December 31, 2011	$662	$1,643

Our other financial instruments consist of cash and cash equivalents, trade receivables, trade payables and long-term debt. We consider the carrying values of cash and cash equivalents, trade receivables and trade payables to be representative of their respective fair values because of their short-term maturities or expected settlement dates. The carrying value of outstanding amounts under our Revolving Facility approximates fair value due to the floating interest rate and the fair value of our Convertible Notes was approximately $53.8 million, including $1.6 million related to the embedded derivative at December 31, 2011.

12.    STOCKHOLDERS’ EQUITY

Common Stock and Preferred Stock

The following table presents information regarding U.S. Concrete’s common stock (in thousands):

	December 31, 2011	December 31, 2010
Shares authorized	100,000	100,000
Shares outstanding at end of period	12,867	11,928
Shares held in treasury	60	—

Under our restated certificate of incorporation, we are authorized to issue 100.0 million shares of common stock, par value $0.001, and 10.0 million shares of preferred stock, $0.001 par value. Additionally, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors (the “Board”). The Board, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences and restrictions applicable to each series of the preferred stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise affect the market price of our common stock. There was no preferred stock issued or outstanding as of December 31, 2011 and 2010.

Treasury Stock

Employees may elect to satisfy their tax obligations on the vesting of their restricted stock by having the required tax payments withheld based on a number of vested shares having an aggregate value on the date of vesting equal to the tax obligation. As a result of such employee elections, we withheld approximately 60,000 shares during the year ended December 31, 2011, at a total value of approximately $0.4 million. We accounted for the withholding of these shares as treasury stock.

13.    WARRANTS

On August 31, 2010, we issued warrants to acquire Common Stock (the “New Warrants”) in two tranches: Class A Warrants and Class B Warrants.  The New Warrants were issued to holders of our common stock that was cancelled as a result of our Plan of Reorganization (the “Old Common Stock”) pro rata based on a holder’s stock ownership as of the Effective Date. These warrants have been included in derivative liabilities on the consolidated balance sheet in accordance with authoritative accounting guidance (see Note 11).

In connection with the issuance of the Class A Warrants, we entered into a Class A Warrant Agreement (the “Class A Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, as warrant agent.  Subject to the terms of the Class A Warrant Agreement, holders of Class A Warrants are entitled to purchase shares of Common Stock at an exercise price of $22.69 per share.  In connection with the issuance of the Class B Warrants, the Company entered into a Class B Warrant Agreement (the “Class B Warrant Agreement” and, together with the Class A Warrant Agreement, the “Warrant Agreements”) with American Stock Transfer & Trust Company, as warrant agent.  Subject to the terms of the Class B Warrant Agreement, holders of Class B Warrants are entitled to purchase shares of Common Stock at an exercise price of $26.68 per share.  Subject to the terms of the Warrant Agreements, both classes of New Warrants will have a seven−year term and will expire on the seventh anniversary of the Effective Date.  The New Warrants may be exercised for cash or on a net issuance basis.

If, at any time before the expiration date of the New Warrants, we pay or declare a dividend or make a distribution on the Common Stock payable in shares of our capital stock, or make subdivisions or combinations of our outstanding shares of Common Stock into a greater or lesser number of shares or issue any shares of our capital stock by reclassification of Common Stock, then the exercise price and number of shares issuable upon exercise of the New Warrants will be adjusted so that the holders of the New Warrants will be entitled to receive the aggregate number and kind of shares that they would have received as a result of the event if their New Warrants had been exercised immediately before the event.  In addition, if we distribute to holders of the Common Stock an Extraordinary Distribution (defined in each Warrant Agreement to include assets, securities or warrants to purchase securities), then the exercise price of the New Warrants will be decreased by the amount of cash and/or the fair market value of any securities or assets paid or distributed on each share of Common Stock; however, no adjustment to the exercise price will be made if, at the time of an Extraordinary Distribution, we make the same distribution to holders of New Warrants as we make to holders of Common Stock pro rata based on the number of shares of Common Stock for which the New Warrants are exercisable.

In the event of a Fundamental Change (defined in each Warrant Agreement to include transactions such as mergers, consolidations, sales of assets, tender offers, exchange offers, reorganizations, reclassifications, compulsory share exchanges or liquidations in which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets), if the consideration paid consists 90% or more of publicly traded securities, each holder of a New Warrant will have the right upon any subsequent exercise to receive the kind and amount of stock, other securities, cash and assets that such holder would have received if the New Warrant had been exercised immediately prior to such Fundamental Change.  If a Fundamental Change occurs (other than a Fundamental Change in which the consideration paid consists at least 90% of publicly traded securities), then each holder of a New Warrant will be entitled to receive an amount equal to the Fair Market Value (as defined in each of the Warrant Agreements) of their New Warrant on the date the Fundamental Change is consummated.

No adjustment in the exercise price of New Warrants shall be required unless such adjustment would require an increase or decrease of at least $0.05 in the exercise price; provided that any adjustments that are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

14.    REORGANIZATION ITEMS
In accordance with authoritative accounting guidance issued by the FASB, separate disclosure is required for reorganization items, such as certain expenses, provisions for losses and other charges directly associated with or resulting from the reorganization and restructuring of the business, which have been realized or incurred during the Chapter 11 Cases.

Reorganization items were comprised of the following (in thousands):

Predecessor
Period from Jan 1, through August 31, 2010
Gain from cancellation of debt	$151,872
Loss from fresh start valuation adjustments from continuing operations	(71,370)
Professional fees	(9,243)
Write-off of Old Notes deferred financing costs	(4,483)
Total reorganization items from continuing operations, net	$66,776
Loss from fresh start valuation adjustments from discontinued operations	(7,585)
Total reorganization items, net	$59,191

In addition to the amounts reflected in the table above and prior to the Chapter 11 petition date, we incurred professional fees related to our reorganization of approximately $5.9 million for the eight-month period ended August 31, 2010 that are included in selling, general and administrative expenses in the consolidated statements of operations. Additionally, we wrote off approximately $1.6 million of unamortized deferred financing costs during the second quarter of 2010 related to our prepetition credit agreement that has been included in interest expense in the consolidated statements of operations. The amounts due under the prepetition credit agreement were paid in full with a portion of the proceeds from our debtor-in-possession credit agreement which was also paid in full at our emergence from Chapter 11 on August 31, 2010. For the four-month period from September 1, 2010 through December 31, 2010, we incurred approximately $1.9 million of professional fees related to our reorganization that is included in selling, general and administrative expenses.

15.    INCOME TAXES

Our consolidated federal and state income tax returns include the results of operations of acquired businesses from their dates of acquisition.
A reconciliation of our effective income tax rate to the amounts calculated by applying the federal statutory corporate tax rate of 35% is as follows (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2011	Four Months Ended December 31, 2010	Eight Months Ended August 31, 2010	Year Ended December 31, 2009
Tax (benefit) expense at statutory rate	$(4,045)	$(2,126)	$12,305	$(27,335)
Add (deduct):
State income taxes	(4)	11	158	(730)
Nondeductible items	1,952	616	84	—
Nondeductible restructuring items	—	—	3,291	—
Income from cancellation of indebtedness	—	—	(53,155)	—
Bankruptcy related tax basis reduction	—	(20,306)	50,050	—
Effects of bankruptcy	—	(3,610)	1,804	—
Goodwill impairment	—	—	—	14,649
Valuation Allowance	1,940	24,643	(12,935)	14,315
Unrecognized tax benefit	(1,226)	(193)	927	(1,496)
Other	603	1	(968)	286
Income tax provision (benefit)	$(780)	$(964)	$1,561	(311)
Effective income tax rate	6.7%	15.9%	4.4%	0.4%

The amounts of our consolidated federal and state income tax provision (benefit) from continuing operations are as follows (in thousands):

	Successor		Predecessor	Predecessor
	Year Ended December 31, 2011	Four Months Ended December 31, 2010	Eight Months Ended August 31, 2010	Year Ended December 31, 2009
Current:
Federal	$(371)	$61	$66	$(1,324)
State	(783)	(186)	44	162
	(1,154)	(125)	110	(1,162)
Deferred:
Federal	169	(1,157)	958	(1,671)
State	205	318	493	2,522
	374	(839)	1,451	851
Income tax provision (benefit) from continuing operations	$(780)	$(964)	$1,561	$(311)

Deferred income tax provisions result from temporary differences in the recognition of expenses for financial reporting purposes and for tax reporting purposes. We present the effects of those differences as deferred income tax liabilities and assets, as follows (in thousands):

	December 31, 2011	December 31, 2010
Deferred income tax liabilities:
Property, plant and equipment, net	$17,516	$20,858
Derivatives	5,912	—
Total deferred tax liabilities	$23,428	$20,858
Deferred income tax assets:
Goodwill and other intangibles	$14,962	$22,282
Receivables	1,862	1,325
Inventory	4,483	2,679
Accrued insurance	4,370	4,929
Other accrued expenses	3,899	3,882
Capital loss carryforwards	5,315	—
Net operating loss carryforwards	25,934	21,306
Other	291	272
Total deferred tax assets	$61,116	$56,675
Less: Valuation allowance	(38,769)	(36,524)
Net deferred tax assets	22,347	20,151
Net deferred tax liabilities	1,081	707
Current deferred tax assets	4,573	4,042
Long-term deferred tax liabilities	$5,654	$4,749

In accordance with GAAP, the recognized value of deferred tax assets must be reduced to the amount that is more likely than not to be realized in future periods. The ultimate realization of the benefit of deferred tax assets from deductible temporary differences or tax carryovers depends on the generation of sufficient taxable income during the periods in which those temporary differences become deductible. We considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on these considerations, we relied upon the reversal of certain deferred tax liabilities to realize a portion of our deferred tax assets and established valuation allowances as of December 31, 2011 and 2010 in the amount of $38.8 million and $36.5 million, respectively for other deferred tax assets because of uncertainty regarding their ultimate realization. Our total net deferred tax liability as of December 31, 2011 and 2010 was $1.1 million and $0.7 million, respectively.

We reorganized pursuant to Chapter 11 of the Bankruptcy Code under the terms of our Plan with an effective date of August 31, 2010. Under our Plan, our Old Notes were canceled, giving rise to cancellation of indebtedness income (“CODI”). The Internal Revenue Code (“IRC”) provides that CODI arising under a plan of bankruptcy reorganization is excludable from taxable income, but the debtor must reduce certain of its tax attributes by the amount of CODI realized under the Plan. Based on the estimate of CODI and required tax attribute reduction, the effects of the Plan did not cause a significant change in our recorded net deferred tax liability. Our required reduction in tax attributes, or deferred tax assets, was accompanied by a corresponding release of valuation allowance that was reducing the carrying value of such tax attributes.

We underwent a change in ownership for purposes of Section 382 of the IRC as a result of our Plan and emergence from Chapter 11 on August 31, 2010. As a result, the amount of our pre-change net operating losses (“NOLs”) and other tax attributes that are available to offset future taxable income are subject to an annual limitation. The annual limitation is based on the value of the corporation as of the effective date of the Plan. As of December 31, 2011, approximately $27.5 of our $64.5 million federal NOL’s are subject to annual Section 382 limitations. The ownership change and the resulting annual limitation on use of NOLs are not expected to result in the expiration of our NOL carryforwards if we are able to generate sufficient future taxable income within the carryforward periods. However, the limitation on the amount of NOL available to offset taxable income in a specific year may result in the payment of income taxes before all NOLs have been utilized. Additionally, a subsequent ownership change may result in further limitation on the ability to utilize existing NOLs and other tax attributes.

As of December 31, 2011, we had deferred tax assets related to federal and state NOL and tax credit carryforwards of $31.5 million. We have federal NOLs of approximately $64.5 million that are available to offset federal taxable income and will expire in the years 2029 through 2031, if not fully utilized.

At December 31, 2011, we had unrecognized tax benefits of $6.6 million of which $0.8 million, if recognized, would impact the effective tax rate. It is reasonably possible that a reduction of $0.6 million of unrecognized tax benefits may occur within 12 months. The unrecognized tax benefits are included as a component of other long-term obligations. During the year ended December 31, 2011, the four month period ended December 31, 2010, the eight month period ended August 31, 2010, and the years ended December 31, 2009, we recorded interest and penalties related to unrecognized tax benefits of $(0.6) million, approximately zero, $0.1 million, and $(0.1) million, respectively. Total accrued penalties and interest at December 31, 2011 and 2010 was approximately $0.3 million and $0.9 million, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance as of January 1, 2009 (Predecessor)	$7,119
Additions for tax positions related to the current year	930
Reductions for tax positions of prior years	(1,508)
Balance as of December 31, 2009 (Predecessor)	$6,541
Additions for tax positions related to the current year	—
Additions for tax positions related to prior years	1,519
Reductions for tax positions of prior years	—
Reductions due to lapse of statute of limitations	(154)
Balance as of August 31, 2010 (Predecessor)	$7,906

Balance as of September 1, 2010 (Successor)	$7,906
Additions for tax positions related to the current year	295
Reductions for tax positions of prior years	(64)
Reductions due to lapse of statute of limitations	(121)
Balance as of December 31, 2010 (Successor)	$8,016
Additions for tax positions related to prior years	102
Reductions for tax positions of prior years	(844)
Reductions due to lapse of statute of limitations	(718)
Balance as of December 31, 2011 (Successor)	$6,556

We recognize interest and penalties related to uncertain tax positions in income tax expense.

We conduct business domestically and, as a result, U.S. Concrete, Inc. or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. In the normal course of business, we are subject to examination in U.S. federal jurisdiction, and generally in state jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local tax examinations for years before 2007.

16.    BUSINESS SEGMENTS

We have two segments that serve our principal markets in the United States. Our ready-mixed concrete and concrete-related products segment produces and sells ready-mixed concrete, aggregates (crushed stone, sand and gravel), concrete masonry and building materials.  This segment serves the following principal markets: north and west Texas, northern California, New Jersey, New York, Washington, D.C. and Oklahoma.  Our precast concrete products segment produces and sells precast concrete products in select markets in the western United States and the mid-Atlantic region.

On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle Precast, Inc. (“Oldcastle”) for $21.3 million in cash, plus net working capital adjustments.  The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items.  The transaction was completed on August 20, 2012 and the results of operations have been included in discontinued operations.

We account for inter-segment sales at market prices.  Segment operating loss consists of net revenue less operating expense, including certain operating overhead directly related to the operation of the specific segment.  Corporate includes executive, administrative, financial, legal, human resources, business development and risk management activities which are not allocated to operations and are excluded from segment operating profit (loss).

The following table sets forth certain financial information relating to our continuing operations by reportable segment (in thousands):

	2011	2010		2009
	(Successor)	Period from September 1 through December 31, 2010 (Successor)	Period from January 1 through August 31, 2010 (Predecessor)	(Predecessor)
Revenue:
Ready-mixed concrete and concrete-related products	$444,064	$141,132	$272,488	$442,663
Precast concrete products	24,484	4,978	15,315	20,720
Intercompany revenue	(16,028)	(4,745)	(9,197)	(14,229)
Total revenue	$452,520	$141,365	$278,606	$449,154

Segment Operating Profit (Loss):
Ready-mixed concrete and concrete-related products	$3,601	$1,845	$233	$(46,712)
Precast concrete products	(3,147)	(879)	(219)	1,237
Gain on purchases of senior subordinated notes	—	—	—	7,406
Gain on derivative	13,422	996	—	—
Reorganization items	—	—	66,776	—
Unallocated overhead and other income	5,299	3,180	2,183	3,957
Corporate:
Selling, general and administrative expense	(19,674)	(7,830)	(16,448)	(18,044)
Loss on sale of assets	—	—	—	(3)
Interest expense, net	(11,057)	(3,385)	(17,369)	(25,941)
Income (loss) from continuing operations before income taxes and non-controlling interest	$(11,556)	$(6,073)	$35,156	$(78,100)

Depreciation, Depletion and Amortization:
Ready-mixed concrete and concrete-related products	$16,203	$5,684	$13,456	$21,243
Precast concrete products	335	109	460	822
Corporate	2,251	771	1,598	2,212
Total depreciation, depletion and amortization	$18,789	$6,564	$15,514	$24,277

Capital Expenditures:
Ready-mixed concrete and concrete-related products	$5,827	$1,747	$4,027	$13,562
Precast concrete products	337	39	204	77
Total capital expenditures	$6,164	$1,786	$4,231	$13,639

Revenue by Product:
Ready-mixed concrete	$386,217	$120,887	$234,679	$383,776
Precast concrete products	24,484	4,978	15,315	20,720
Building materials	9,617	2,723	5,500	8,948
Aggregates	13,419	6,887	10,681	21,857
Other	18,783	5,890	12,431	13,853
Total revenue	$452,520	$141,365	$278,606	$449,154

	(Successor) 2011	(Successor) 2010
Identifiable Assets (as of December 31):
Ready-mixed concrete and concrete-related products	$108,201	$119,362
Precast concrete products	10,575	11,259
Corporate	7,449	9,653
Total identifiable assets	$126,225	$140,274

17.    RISK CONCENTRATION

We grant credit, generally without collateral, to our customers, which include general contractors, municipalities and commercial companies located primarily in Texas, California, New Jersey, New York and Oklahoma. Consequently, we are subject to potential credit risk related to changes in business and economic factors in those states. We generally have lien rights in the work we perform, and concentrations of credit risk are limited because of the diversity of our customer base. Further, our management believes that our contract acceptance, billing and collection policies are adequate to limit any potential credit risk.

18    COMMITMENTS AND CONTINGENCIES

Legal Proceedings

From time to time, and currently, we are subject to various claims and litigation brought by employees, customers and other third parties for, among other matters, personal injuries, property damages, product defects and delay damages that have, or allegedly have, resulted from the conduct of our operations. As a result of these types of claims and litigation, we must periodically evaluate the probability of damages being assessed against us and the range of possible outcomes. In each reporting period, if we determine that the likelihood of damages being assessed against us is probable, and, if we believe we can estimate a range of possible outcomes, then we will record a liability. The amount of the liability will be based upon a specific estimate, if we believe a specific estimate to be likely, or it will reflect the low end of our range.

In May 2010, we entered into a settlement agreement for approximately $1.6 million related to four consolidated class actions then pending in Alameda Superior Court (California). This settlement was approved by the Bankruptcy Court as part of our Plan, which was confirmed on July 29, 2010. The original class actions were filed between April 6, 2007 and September 27, 2007 on behalf of various Central Concrete Supply Co., Inc. (“Central”) ready-mixed concrete and transport drivers, alleging primarily that Central, which is one of our subsidiaries, failed to provide meal and rest breaks as required under California law. We previously entered into settlements with one of the classes and a number of individual drivers. The approximate $1.6 million settlement was paid in September 2010.

In May 2008, we received a letter from a multi-employer pension plan to which one of our subsidiaries is a contributing employer, providing notice that the Internal Revenue Service had denied applications by the plan for waivers of the minimum funding deficiency from prior years, and requesting payment of our allocable share of the minimum funding deficiency. In April 2010, the multi-employer pension plan filed a civil complaint to collect approximately $1.8 million for this minimum funding deficiency. During the third quarter of 2011, we entered into a settlement agreement with the multi-employer pension plan to pay the $1.8 million over three years plus interest. The $1.8 million was accrued in prior periods. We may receive future funding deficiency demands from this particular multi-employer pension plan, or other multi-employer plans to which we contribute. We are unable to estimate the amount of any potential future funding deficiency demands because the actions of each of the other contributing employers in the plans has an effect on each of the other contributing employers, the development of a rehabilitation plan by the trustees and subsequent submittal to and approval by the Internal Revenue Service is not predictable, and the allocation of fund assets and return assumptions by trustees are variable, as are actual investment returns relative to the plan assumptions.
Currently, there are no material product defect claims pending against us. Accordingly, our existing accruals for claims against us do not reflect any material amounts relating to product defect claims. While our management is not aware of any facts that would reasonably be expected to lead to material product defect claims against us that would have a material adverse effect on our business, financial condition or results of operations, it is possible that claims could be asserted against us in the future. We do not maintain insurance that would cover all damages resulting from product defect claims. In particular, we generally do not maintain insurance coverage for the cost of removing and rebuilding structures, or so-called “rip and tear” coverage. In addition, our indemnification arrangements with contractors or others, when obtained, generally provide only limited protection against product defect claims. Due to inherent uncertainties associated with estimating unasserted claims in our business, we cannot estimate the amount of any future loss that may be attributable to unasserted product defect claims related to ready-mixed concrete we have delivered prior to December 31, 2011.
We believe that the resolution of all litigation currently pending or threatened against us or any of our subsidiaries will not materially exceed our existing accruals for those matters. However, because of the inherent uncertainty of litigation, there is a risk that we may have to increase our accruals for one or more claims or proceedings to which we or any of our subsidiaries is a party as more information becomes available or proceedings progress, and any such increase in accruals could have a material adverse effect on our consolidated financial condition or results of operations. We expect in the future that we and our operating subsidiaries will from time to time be a party to litigation or administrative proceedings that arise in the normal course of our business.
We are subject to federal, state and local environmental laws and regulations concerning, among other matters, air emissions and wastewater discharge. Our management believes we are in substantial compliance with applicable environmental laws and regulations. From time to time, we receive claims from federal and state environmental regulatory agencies and entities asserting that we may be in violation of environmental laws and regulations. Based on experience and the information currently available, our management does not believe that these claims will materially exceed our related accruals. Despite compliance and experience, it is possible that we could be held liable for future charges, which might be material, but are not currently known to us or cannot be estimated by us. In addition, changes in federal or state laws, regulations or requirements, or discovery of currently unknown conditions, could require additional expenditures.

As permitted under Delaware law, we have agreements that provide indemnification of officers and directors for certain events or occurrences while the officer or director is or was serving at our request in such capacity. The maximum potential amount of future payments that we could be required to make under these indemnification agreements is not limited; however, we have a director and officer insurance policy that potentially limits our exposure and enables us to recover a portion of future amounts that may be paid. As a result of the insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, we have not recorded any liabilities for these agreements as of December 31, 2011.

We and our subsidiaries are parties to agreements that require us to provide indemnification in certain instances when we acquire businesses and real estate and in the ordinary course of business with our customers, suppliers, lessors and service providers.

Lease Payments

We lease certain mobile and other equipment, land, facilities, office space and other items which, in the normal course of business, are renewed or replaced by subsequent leases. Total expense for such operating leases amounted to $12.6 million in 2011, $10.8 million for the period from January 1, 2010 through August 31, 2010, $5.1 million for the period from September 1, 2010 through December 31, 2010, and $16.4 million in 2009.

Future minimum rental payments with respect to our lease obligations as of December 31, 2011, are as follows:

	Capital Leases	Operating Leases
	(in millions)
Year ending December 31:
2012	$0.1	$8.1
2013	0.2	7.5
2014	0.1	6.7
2015	—	5.5
Later years	—	18.5
	$0.4	$46.3

Insurance Programs

We maintain third-party insurance coverage against certain risks. Under certain components of our insurance program, we share the risk of loss with our insurance underwriters by maintaining high deductibles subject to aggregate annual loss limitations. Generally, our deductible retentions per occurrence for auto, workers’ compensation and general liability insurance programs are $1.0 million, although certain of our operations are self-insured for workers’ compensation. We fund these deductibles and record an expense for expected losses under the programs. The expected losses are determined using a combination of our historical loss experience and subjective assessments of our future loss exposure. The estimated losses are subject to uncertainty from various sources, including changes in claims reporting patterns, claims settlement patterns, judicial decisions, legislation and economic conditions. Although we believe that the estimated losses we have recorded are reasonable, significant differences related to the items noted above could materially affect our insurance obligations and future expense. The amount accrued for self-insurance claims was $9.9 million as of December 31, 2011, compared to $10.6 million as of December 31, 2010, which is currently classified in accrued liabilities.

Performance Bonds

In the normal course of business, we and our subsidiaries are contingently liable for performance under $68.0 million in performance bonds that various contractors, states and municipalities have required as of December 31, 2011. The bonds principally relate to construction contracts, reclamation obligations and licensing and permitting. We and our subsidiaries have indemnified the underwriting insurance company against any exposure under the performance bonds. No material claims have been made against these bonds.

19.    SIGNIFICANT CUSTOMERS AND SUPPLIERS

We did not have any customers that accounted for more than 10% of our revenues or any suppliers that accounted for more than 10% of our cost of goods sold in 2011, 2010 or 2009.

20.    EMPLOYEE BENEFIT PLANS AND MULTI-EMPLOYER PENSION PLANS

Defined Contribution 401(k) Plan

We maintain a defined contribution 401(k) profit sharing plan for employees meeting various employment requirements. Eligible employees may contribute amounts up to the lesser of 15% of their annual compensation or the maximum amount IRS regulations permit. Through December 31, 2009, we matched 100% of employee contributions up to a maximum of 5% of their compensation. Effective January 1, 2010, we suspended matching contributions for 2010. Beginning January 1, 2011, we resumed matching and matched 100% of employee contributions up to a maximum of 2% of their compensation. We paid matching contributions of $0.6 million in 2011 and $2.5 million in 2009.
.
Multiemployer Pension Plans

Several of our subsidiaries are parties to various collective bargaining agreements with labor unions having multi-year terms that expire on a staggered basis. Under these agreements, our applicable subsidiaries pay specified wages to covered employees, observe designated workplace rules and make payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees. The risks of participating in these multiemployer pension plans are different from single-employer plans. Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. If we choose to stop participating in some of these multiemployer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability. We did not have to record a liability in fiscal 2011 or 2010 for full and partial withdrawals from any multiemployer pension plans. For additional information regarding our potential future obligations, see Note 18.

In September 2011, the FASB issued guidance for disclosures of multiemployer pension and other postretirement benefit plans. The guidance requires an employer to provide additional quantitative and qualitative disclosures for these plans. The disclosures provide users with more detailed information about an employer’s participation in multiemployer pension plans. We adopted this guidance during 2011 and applied the requirements retrospectively for all periods presented.

The required disclosures and our participation in significant multiemployer pension plans are presented in the table below. The EIN/Pension Plan Number column provides the Employer Identification Number (“EIN”) and the three-digit plan number, if applicable. The Pension Protection Act zone status is based on information available from the plan or the plan’s public filings. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. The last column lists the expiration date(s) of the collective-bargaining agreements to which the plans are subject. Our contributions did not represent more than five percent of total contributions to any of the significant plans shown below based on the plan's 2011 annual report.

Pension Fund	EIN/ PPN	Pension Protection Act Zone Status	FIP/RP Status Pending/ Implemented	Contributions (in Thousands)			Surcharge Impose	Expiration Date of Collective Bargaining Agreement
		2011		2011	2010	2009
Western Conference Teamster Pension Plan	91-6145047/001	Green	No	$2,382	$2,261	$2,321	No	6/30/2013
Operating Engineers Pension Trust Fund	94-60907064/001	Green	No	511	426	430	No	6/30/2014
Local 282 Pension Trust Fund	11-6245313/001	Yellow	Yes	508	285	27	No	6/30/2016
Trucking Employees of New Jersey Pension Fund	22-6063701/001	Red	Yes	377	313	392	Yes	5/31/2013
Westchester Teamsters Pension Fund	13-6123973/001	Green	No	190	262	243	No	5/31/2014
Teamsters Local 445 Construction Division Pension Fund	22-1864489/001	Yellow	Yes	187	206	167	No	6/30/2014
Pension Fund of OE 825	22-6033380/001	Yellow	Yes	129	135	120	No	3/30/2016
Local No. 863 Pension Plan	22-1598194/001	Red	Yes	117	121	114	Yes	4/30/2013
Other	Various	Various	Various	347	304	220	Various	6/30/2012 to 6/30/2016
				$4,748	$4,313	$4,034

21.    QUARTERLY SUMMARY (unaudited)

		Successor
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011:
Revenue		$79,312	$118,825	$134,348	$120,035
Net income (loss)		(24,714)	2,548	9,609	854
Net income (loss) per share-basic		(2.07)	0.21	0.80	0.07
Net income (loss) per share-diluted		$(2.07)	$0.21	$0.67	$0.07

	Predecessor			Successor
	First Quarter	Second Quarter	July 1, 2010 to Aug 31, 2010	Sept 1, 2010 to Sept 30, 2010	Fourth Quarter
	(in thousands, except per share data)
2010:
Revenue	$78,960	$118,003	$81,643	$37,382	$103,983
Net income (loss)	(25,247)	(14,629)	52,721	152	(5,906)
Net income (loss) per share	$(0.69)	$(0.40)	$1.44	$0.01	$(0.49)

		Predecessor
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2009:
Revenue		$103,431	$119,249	$125,466	$101,008
Net loss		(9,454)	(3,994)	(58,060)	(16,730)
Net loss per share		$(0.26)	$(0.11)	$(1.60)	$(0.46)

During the fourth quarter of 2011, we reclassified $1.5 million of activity on the consolidated statement of cash flows to cash used in financing activities that had previously been included in cash used in investing activities in varying amounts during the first three quarters of 2011. This activity related to $0.7 million of principal note payments on the seller financed portion of the acquisition of assets in our west Texas market and a $0.8 million payment on the redemption of Superior. The amounts previously included in investing activities was approximately $1.3 million for the three months ended March 31, 2011, $1.4 million for the six months ended June 30, 2011 and $1.5 million for the nine months ended September 30, 2011. We will revise the classification for these 2011 periods during the first three quarters of 2012.